UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2015

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number 033-63026

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan

c/o Morgan Stanley Benefits Department

1585 Broadway

New York, NY 10036

B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY

1585 Broadway

New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan
(Name of Plan)

Date:	June 22, 2016	By:	/s/ Nancy Rutecki
(Signature)
		Name:	Nancy Rutecki
		Title:	Morgan Stanley Head of Retirement
Programs, US HR Regulatory
Governance and HR M&A

Morgan Stanley
401(k) Plan

Employer ID No: 20-8764829

Plan Number: 003

Financial Statements at December 31, 2015 and
2014, and for the Year Ended December 31, 2015,
Supplemental Schedule at December 31, 2015, and Report of Independent Registered Public Accounting Firm

MORGAN STANLEY 401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits at December 31, 2015 and 2014	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2015	3

Notes to Financial Statements at December 31, 2015 and 2014, and for the Year Ended December 31, 2015	4–17

SUPPLEMENTAL SCHEDULE:

Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2015	19–51

NOTE:	All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Administrator of the

   Morgan Stanley 401(k) Plan

New York, New York

We have audited the accompanying statements of net assets available for benefits of the Morgan Stanley 401(k) Plan (Plan) as of December 31, 2015 and 2014, and the related statement of changes in net assets available for benefits for the year ended December 31, 2015. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the year ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Morgan Stanley 401(k) Plan financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

New York, New York

June 22, 2016

MORGAN STANLEY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31, 2015 AND 2014

ASSETS:	2015	2014
Participant-directed investments, at fair value	$7,776,317,719	$7,940,478,063
Receivables:
Employer contributions	255,776,230	251,565,625
Notes receivable from participants	98,791,764	97,182,449
Receivables for securities sold, and other	64,533,024	37,261,107
Total Receivables	419,101,018	386,009,181
Total Assets	8,195,418,737	8,326,487,244
LIABILITIES:
Participant-directed derivative investments	2,703,702	3,828,701
Payables for securities purchased and other	124,953,191	90,010,546
Total Liabilities	127,656,893	93,839,247
NET ASSETS AVAILABLE FOR BENEFITS	$8,067,761,844	$8,232,647,997
See notes to the financial statements.

MORGAN STANLEY 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEAR ENDED DECEMBER 31, 2015

ADDITIONS:
Net investment income (loss) :
Net depreciation in fair value of investments	$(436,740,998)
Dividends and interest	80,359,287
Net investment income (loss)	(356,381,711)
Contributions:
Employer contributions	255,776,230
Participant contributions	441,790,435
Rollover contributions	38,837,886
Total contributions	736,404,551
Interest income on notes receivable from participants	4,082,777
Total additions	384,105,616
DEDUCTIONS:
Benefits paid to participants	542,523,159
Administrative fees	6,468,610
Total deductions	548,991,769
NET DECREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(164,886,153)
NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	8,232,647,997
End of year	$8,067,761,844

See notes to the financial statements.

Morgan stanley 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

AT DECEMBER 31, 2015 AND 2014, AND FOR THE YEAR ENDED DECEMBER 31, 2015

1.	DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley & Co. LLC is a limited liability company whose sole member is Morgan Stanley Domestic Holdings, Inc. (the “Plan Sponsor”) - a corporation wholly owned by Morgan Stanley Capital Management, LLC, a limited liability company whose sole member is Morgan Stanley (the “Company”). The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

All of the Plan’s investments are held in a trust account (“trust account”) at The Northern Trust Company, N.A. (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time and part-time employees (regularly scheduled to work at least 50% of the Company’s standard work week) of participating companies are eligible to participate in the Plan upon hire. Part-time employees regularly scheduled to work less than 50% of the Company’s standard work week are eligible to participate after completing one year of service and attaining age 21.

Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire. Individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; (c) first hired or transferred to a participating company while in an hourly status on or after July 1, 2004; or (d) Puerto Rico residents, are not eligible to participate in the Plan.

Employee Contributions — Eligible participants may elect to contribute before-tax or Roth after-tax contributions of 1% to 30% of eligible pay subject to Code limits ($18,000 for 2015). Those participants who have attained at least age 50 by the end of the year may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 30% of eligible pay, subject to Code limits ($6,000 for 2015).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 30% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees (for 2015, employees who earned less than $277,713 during 2014). Participants may also contribute amounts representing eligible rollover distributions from other qualified retirement plans, excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of retirement or Release, become totally and permanently disabled or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: The Plan-provided Company Match for 2015 was one dollar for each dollar of before-tax or Roth after-tax contributions eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of $265,000. The maximum Company Match for 2015 was limited to $10,600. The Company Match is made at the discretion of the Plan Sponsor.

The 2015 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2015 Company Match was $211,617,672, of which $4,525,082 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2015 and paid in cash by the Company to the Plan in January 2016. The 2014 Company Match was $205,902,559 of which $5,400,124 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2014 and paid in cash by the Company to the Plan in January 2015.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,000 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 and who are not Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2015 Fixed Contribution of $18,179,321 was recorded as Employer contributions receivable at December 31, 2015 and paid in cash by the Company in January 2016. The 2014 Fixed Contribution of $19,670,077 was recorded as Employer contributions receivable at December 31, 2014 and paid in cash by the Company in January 2015.

Citi Pension Transition Contributions: To be eligible for Citi Pension Transition Contributions, employees who transferred from Citigroup to the Company or its affiliates in connection with the formation of the Company’s Wealth Management business segment must have been notified by Citigroup that their prior plan benefit opportunity qualified them for transition contributions under the Citigroup 401(k) Plan and they must have been at least age 45 with five or more years of service, including prior Citigroup service, at December 31, 2010. Citi Pension Transition Contributions may be available for up to 10 Plan Years, beginning with the 2011 Plan year, as determined by the Plan Sponsor, in its discretion.

The Citi Pension Transition Contributions are based on the one-time calculation Citigroup performed to determine the percentage of annual eligible pay for the annual transition contributions under the Citigroup 401(k) Plan. The 2015 Citi Pension Transition Contribution of $2,563,913 was recorded as

Employer contributions receivable at December 31, 2015 and paid in cash by the Company in January 2016. The 2014 Citi Pension Transition Contribution of $2,759,824 was recorded as Employer contributions receivable at December 31, 2014 and paid in cash by the Company in January 2015.

Morgan Stanley Transition Contribution: Eligible employees are those who earned a Morgan Stanley pension benefit or received a 401(k) Plan Retirement Contribution during 2010 and at December 31, 2010 were employed by a participating company and at least age 45 with five or more years of service. Eligible employees receive a Morgan Stanley Transition Contribution regardless of whether or not they contribute to the Plan. Morgan Stanley Transition Contributions may be available under the Plan for up to 10 Plan Years as determined by the Plan Sponsor in its discretion, beginning with the 2011 Plan Year.

The Morgan Stanley Transition Contribution is based on a formula generally intended to provide 80% of (1) minus (2):

1. Under the Plan provisions in effect in 2010:

The estimated value of the benefit the employee would have earned under the Pension Plan (or what the employee would have received as a Retirement Contribution in the Plan), plus

The Company Match the employee would have received had the employee contributed 6% of eligible pay to the Plan (regardless of how much the employee actually contributed).

2. Under the Plan provisions in effect during the applicable Plan year:

The maximum Company Match available under the Plan (regardless of how much the employee actually contributed), plus

The employee’s Fixed Contribution for the Plan year, if applicable.

The 2015 Morgan Stanley Transition Contribution of $27,940,406 was recorded as Employer contributions receivable at December 31, 2015 and paid in cash by the Company in January 2016. The 2014 Morgan Stanley Transition Contribution of $28,633,289 was recorded as Employer contributions receivable at December 31, 2014 and paid in cash by the Company in January 2015.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of the Company Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2015, the Plan offered 10 mutual funds, 14 commingled or collective trust funds, one employer stock fund, and nine separately managed accounts.

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of three years of service, or (ii) termination of employment due to death, retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code.

Forfeitures  — Forfeitures are used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow up to the lesser of $50,000 or 50% of his/her vested Plan account. The loan is secured by the balance in the participant’s account and bears interest at a rate determined by the Plan Administrator. Fixed, Retirement and Transition Contributions, each as defined by the Plan, are not eligible for loans. Each loan processed incurs a $75 administrative fee. Generally, principal and interest are paid ratably through payroll deductions back to the individual participant’s account. A participant may only have one outstanding loan at a time. Loans become due on termination of employment, except in the case of Release, in which case a participant may continue repayments for up to 12 months.

Domestic Relations Orders — Generally, participants who submit a domestic relations order for qualification incur a $750 qualification fee which is paid from the participant’s and alternate payee’s accounts.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59-1/2. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms. Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. Non-hardship withdrawals are limited to eight per year.

A participant may elect to receive his or her vested interest in the Morgan Stanley Stock Fund in kind. Shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Computershare, via its Direct Registration System service.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the years ended December 31, 2015 and 2014 generally were paid prior to the respective year end. Amounts requested in the plan year but paid subsequent to the plan year were not significant.

Risks and Uncertainties — The Plan utilizes various investment options, including derivative instruments. Investments, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the ex-dividend date. Realized and unrealized gains and losses on the investments are reflected in Net investment income (loss)—Net depreciation in fair value of investments, and include the Plan’s gains and losses on investments bought and sold as well as held during the year. Management fees and operating expenses charged to each of the investment options under the Plan are deducted from income earned and are not separately reflected on the statement of changes in net assets available for benefits. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. (see Note 6).

In determining fair value, the Plan uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability that were developed based on market data obtained from sources independent of the Plan. Unobservable inputs are inputs that reflect assumptions the Plan believes other market participants would use in pricing the asset or liability that were developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the observability of inputs as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the product. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current at the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level of the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

For assets and liabilities that are transferred between Levels in the fair value hierarchy during the period, fair values are ascribed as if the assets or liabilities had been transferred at the beginning of the period.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance. Interest is repaid monthly and any delinquent interest payments at December 31, 2015 and 2014 were not significant. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

New Accounting Pronouncements — In May 2015, the Financial Accounting Standards Board (“FASB”) issued an accounting update that removed the requirement to categorize within the fair value hierarchy investments for which the fair value is measured at net asset value per share, or its equivalent, using the practical expedient. The Plan early adopted this guidance, as is permitted, and applied this guidance retrospectively having no effect on the Plan’s net assets available for benefits or changes therein. (see Note 6)

In July 2015, the FASB issued an accounting update that eliminated disclosures concerning individual investments that represent 5% or more of a plan’s net assets and the breakout of net appreciation/ depreciation by investment type. It also allows the reporting of investments within the fair value hierarchy by general type rather than by classes of investments. Plan investments measured at fair value are to be presented by general type rather than significant class. The Plan early adopted this guidance, as is permitted, and applied this guidance retrospectively having no effect on the Plan’s net assets available for benefits or changes therein. (see Note 6)

Reclassifications – Certain reclassifications have been made to prior-period amounts to conform with the current year’s presentation.

3.	DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s separately managed account (“Separate Account”) portfolio only to the extent that they comply with all of the Plan’s policy guidelines, and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps and forward foreign currency contracts.

Market risk arises from adverse changes in the fair value of these contracts.

Futures and Options — The trust account held certain futures contracts on Eurodollars in separately managed accounts at December 31, 2015 within the PIMCO Real Return Portfolio and PIMCO Core Fixed Income Portfolio and at December 31, 2014 within the PIMCO Real Return Portfolio. Both written and purchased options were held as underlying investments. When the investment manager purchases or writes an option, an amount equal to the premium received or paid by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The fair value of these investments at December 31, 2015 and 2014 was not significant and the changes in fair value are accounted for as part of Net depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps — Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral should a swap’s market value exceed $250,000. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. At December 31, 2015 and 2014, the investment assets held by the Plan included positions in several interest rate swaps, where fixed rates were paid to counterparties in exchange for floating rates, and credit default swaps. These assets were held within the PIMCO Core Fixed Income Portfolio, PIMCO Real Return Portfolio and BlueBay Emerging Market Select Debt Fund separately managed accounts at December 31, 2015 and the PIMCO Core Fixed Income Portfolio and PIMCO Real Return Portfolio separately managed accounts at December 31, 2014. The Plan also held several positions in inflation swaps at December 31, 2015 and 2014 within the PIMCO Real Return separately managed account. The fair value of these investments at December 31, 2015 and 2014 was not significant and the changes in fair value are accounted for as part of Net depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Forward Foreign Currency Contracts — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in the PIMCO Real Return Portfolio, BlueBay Emerging Market Select Debt and the Artisan Non-U.S. Growth separately managed account funds at December 31, 2015, and the PIMCO Real Return Portfolio, Pyramis Small Cap and Artisan Non-U.S. Growth separately managed account funds at December 31, 2014. The fair value of these investments at December 31, 2015 and 2014 was not significant and the changes in fair value are accounted for as part of Net depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The investment manager, PIMCO, entered into several repurchase agreements. There were no repurchase agreements at December 31, 2015. The fair value of these investments at December 31, 2014 was not significant and the changes in fair value are accounted for as part of net depreciation in fair value of investments in the statement of changes in net assets available for benefits.

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

There were 34 and 33 investment options, respectively, available in the Plan at December 31, 2015 and 2014, of which six were managed by Morgan Stanley Investment Management, 27 and 26, respectively, were managed by third parties and one of which was an employer stock fund (the Morgan Stanley Stock Fund). All party-in-interest investment options are in the Morgan Stanley Stock Fund, Northern Trust Short-Term Investment Fund, the funds managed by Morgan Stanley Investment Management, an affiliate of the Plan Sponsor, and funds issued by PIMCO, Blackrock, Systematic and BNY Mellon.

At December 31, 2015 and 2014, the Plan held 45,917,472 shares and 46,867,537 shares, respectively, of Morgan Stanley common stock with a fair value of $1,460,634,784 and $1,818,460,436, respectively and had net realized gains of $24,319,568 during 2015. The Plan earned dividend income of $25,444,661 on Morgan Stanley common stock for the year ended December 31, 2015. Eligible participants have the opportunity to elect to receive current cash payment of the dividends paid on the Morgan Stanley Stock Fund held within the Plan to the extent provided in the Plan.

At December 31, 2015 and 2014, the Plan held investments in Registered Investment Companies issued by Morgan Stanley Investment Management with a fair value of $1,797,994,369 and $1,753,616,814, respectively and had net realized gains of $82,890,263 during 2015.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The

Plan Sponsor pays these salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

At December 31, 2015 and 2014, the Plan held notes receivable from participants for participant loans of $98,791,764 and $97,182,449, respectively, which are considered party-in-interest transactions.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated February 21, 2014, that the Plan and its related trust account continue to be designed in accordance with the applicable provisions of the Code. The Plan has been amended since receiving this letter, however, the Plan Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2015 and 2014, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes it is no longer subject to income tax examinations for years prior to 2012.

6.	FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies (“RIC’s”) – Mutual funds are registered with the Securities and Exchange Commission (“SEC”) and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices or net asset value (“NAV”) and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The PIMCO Foreign Bond (Unhedged) fund requires the Trustee to calculate the fair value since the fund has a daily interest rate factor that pays a monthly dividend and therefore the fund is categorized as Level 2 of the fair value hierarchy. With the exception of the BlackRock Liquidity Funds - FedFund Institutional Portfolio investment option which has no restrictions on sales, the Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Separately Managed Accounts – The Plan holds investments in the Morgan Stanley Stock Fund (“the Fund”) holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions in to and out of the Fund. There are no unfunded commitments and no restricted redemption notice periods. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

The remaining Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors. At December 31, 2015 and 2014, the Plan’s Separate Accounts consisted of the Systematic Mid Cap Value Fund, the Shenkman Capital High Yield Bond Fund, the T. Rowe Price U.S. Large-Cap Value Fund, the PIMCO Core Fixed Income Fund, the PIMCO Real Return Fund, the BlueBay Emerging Market Select Debt Fund, the Pyramis Select International Small Cap Fund and the Artisan International Growth Fund. In addition, the Royce Special Equity Fund transitioned from a mutual fund to a separately managed account in June 2015. The Trustee is responsible for determining the Separate Accounts’ fair value. Terms of the agreements with the investment managers (“Investment Management Agreements”) for the Separate Accounts permit the termination of the Investment Management Agreements and the distribution of the Separate Accounts’ securities at fair value. There were no unfunded commitments and no restricted redemption notice periods. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts measured at fair value are as follows:

Corporate equities

Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from a recognized exchange. Valuation adjustments are not applied. Corporate equities are categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy.

Cash and cash equivalents

Cash and cash equivalents are valued at cost, which approximates fair value and are categorized in Level 1 of the fair value hierarchy.

Government securities

Government securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities, valued using quoted market prices where valuation adjustments are not applied, are categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for identical or comparable securities. The fair value of agency mortgage pass-through pooled securities is model driven based on spreads of the comparable To Be Announced security. For index linked securities, the market price is adjusted daily by the appropriate index factor. The fair value of municipal and provincial government securities is determined using recently executed transactions, market quotations and pricing models that factor in, where applicable, interest rates, bonds or CDS spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pooled securities, index linked securities, and municipal and provincial government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments

Corporate debt instruments are composed of corporate bonds, corporate loans and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, observable market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the valuation may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are categorized in Level 2 of the fair value hierarchy

Derivative investments

Depending on the product and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity and the pricing inputs are observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative investments are categorized in Level 2 of the fair value hierarchy.

Collective Trust Funds – Each investment is administered and supervised by their respective investment managers who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued by the investment managers at NAV’s and recent transaction prices and therefore are not required to be categorized by levels of the fair value hierarchy. If there is a fee accrual, the Trustee is responsible for determining the fair value. At December 31, 2015 and 2014, the Plan held investments in funds managed by BlackRock, Inc., Mellon and Northern Trust. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments and no restricted redemption notice periods. Other than the funds managed by BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

The following tables set forth by level within the fair value hierarchy the Plan’s investment and derivative instrument assets and liabilities at fair value at December 31, 2015 and 2014. There were no transfers of investments between levels for either year.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2015
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Total
Investment Assets:
Registered Investment Companies	$2,521,704,617	$31,294,547	$-	$2,552,999,164
Separately Managed Accounts
Corporate equities	2,513,465,218	2,412,371	-	2,515,877,589
Cash and cash equivalents	28,629,842	-	-	28,629,842
Government securities	153,939,016	106,344,662	-	260,283,678
Corporate debt instruments	-	147,233,093	-	147,233,093
Derivative investments	-	3,324,703	-	3,324,703
	2,696,034,076	259,314,829	-	2,955,348,905
Collective Trust Funds (a)				2,267,969,650

Participant-directed investments				$7,776,317,719
Investment Liabilities:
Participant-directed derivative investments	$(100,459)	$(2,603,243)	$-	$(2,703,702)

(a)	In accordance with a change in accounting guidance, certain investments that are measured at fair value using net asset value per share are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the statement of net assets available for benefits.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2014
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Total
Investment Assets:
Registered Investment Companies	$2,639,535,636	$38,141,317	$-	$2,677,676,953
Separately Managed Accounts
Corporate equities	2,720,006,798	1,144,158	-	2,721,150,956
Cash and cash equivalents	25,127,818	-	-	25,127,818
Government securities	148,116,304	102,363,943	-	250,480,247
Corporate debt instruments	-	145,923,342	-	145,923,342
Derivative investments	-	2,443,864	-	2,443,864
Repurchase agreements	-	23,900,000	-	23,900,000
	2,893,250,920	275,775,307	-	3,169,026,227
Collective Trust Funds (a)				2,093,774,883

Participant-directed investments				$7,940,478,063
Investment Liabilities:
Participant-directed derivative investments	$(610,004)	$(3,218,697)	$-	$(3,828,701)

(a)	In accordance with a change in accounting guidance, certain investments that are measured at fair value using net asset value per share are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the statement of net assets available for benefits.

7.	OTHER MATTERS

Until January 6, 2015, affiliates of the Plan held ownership interests in a foreign entity that was determined to be an associated entity of Crowe Horwath LLP (“Crowe”), the Plan’s independent registered public accounting firm, for purposes of applying the independence rules of the Securities and Exchange Commission. All outstanding shares of the foreign entity were acquired by a private company through a binding share purchase transaction on January 6, 2015. The Plan did not at any time hold an ownership interest in Crowe.  After review of the facts and circumstances, Crowe has concluded that it was and is capable of exercising objective and impartial judgment on all matters encompassed within audit engagements for the Plan’s financial statements, and that a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion.  Plan management and those charged with Plan governance have reviewed the facts and circumstances, and determined that a reasonable investor with knowledge of all the relevant facts and circumstances would conclude that Crowe was and is capable of exercising objective and impartial judgment during the audits of the Plan’s financial statements.

SUPPLEMENTAL SCHEDULE

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Registered Investment Companies
*	MSIF	Cap Growth; 16,381,049 shares		$664,087,748
*	MSIF	Emerging Mkts I Fund; 13,510,095 shares		265,878,670
*	MSIF	Mid Cap Growth; 8,342,097 shares		273,787,645
*	MSIF	International Equity I; 18,423,979 shares		278,202,095
*	MSIF	Small Company Growth I; 10,010,043 shares		137,838,296
*	Blackrock	Liquidity Fds; 640,368,276.37 shares		640,368,276
*	MSIF	Global Real Estate I Fund; 16,484,728 shares		178,199,915
*	PIMCO	Low Duration Open End Fund; 5,129,771.95 shares		50,579,551
*	PIMCO	Foreign Bond Fund; 3,461,786.18 shares		31,294,547
	Eaton Vance	Global Macro Absolute Ret Fund; 3,620,157.02 shares		32,762,421
	Corporate equities
	5Th 3Rd Bancorp Com	284,000 Shares of Common Stock		5,708,400
	Aalberts Inds Eur0.25	10,300 Shares of Common Stock		355,695
	Aareal Bank Ag Npv	23,148 Shares of Common Stock		732,745
	Abbvie Inc Com Usd0.01	59,800 Shares of Common Stock		3,542,552
	Ablynx N.V. Npv	22,300 Shares of Common Stock		385,291
	Actelion Ltd Chf0.50 (Regd)	15,914 Shares of Common Stock		2,219,375
	Activision Blizzard Inc Com Stk	18,670 Shares of Common Stock		722,716
	Adecco Sa Chf1 (Regd)	14,346 Shares of Common Stock		987,452
	Adelaide Brighton Npv	72,813 Shares of Common Stock		251,632
	Adr Baidu Inc Sponsored Adr	28,620 Shares of Common Stock		5,410,325
	Adr Grifols S A	34,664 Shares of Common Stock		1,123,114
	Adr Grupo Televisa Sa	83,872 Shares of Common Stock		2,282,157
	Adr Royal Dutch Shell Plc	120,300 Shares of Common Stock		5,508,537
	Aeon Delight Co.Ltd.	20,500 Shares of Common Stock		662,060
	Aeon Financial Service Co Ltd	14,500 Shares of Common Stock		328,584
	Aercap Holdings N.V. Eur0.01	18,665 Shares of Common Stock		805,581
	Aes Corp	832,700 Shares of Common Stock		7,968,939
	Aetna Inc	55,000 Shares of Common Stock		5,946,600
	Aia Group Ltd Npv	870,600 Shares of Common Stock		5,234,732
	Aker Solutions Asa	36,500 Shares of Common Stock		124,947
	Albemarle Corp Com	31,190 Shares of Common Stock		1,746,952
	Albioma	10,300 Shares of Common Stock		167,274
	Alexandria Real Estate Equities Inc	19,820 Shares of Common Stock		1,790,935
	Allergan Plc.	10,987 Shares of Common Stock		724,263
	Allergan Plc.	5,646 Shares of Common Stock		1,764,375
	Allianz Se (Se Societas Europeae)	8,307 Shares of Common Stock		1,475,858
	Allison Transmission Holding	79,965 Shares of Common Stock		2,070,294
	Alstria Office Rei Npv (Br)	38,900 Shares of Common Stock		520,396
	Alten Npv	20,200 Shares of Common Stock		1,171,990

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Amer Sports Corp Ser'A'Npv	30,800 Shares of Common Stock		$902,363
	Ameren Corp Com	34,325 Shares of Common Stock		1,483,870
	American Airlines Inc	15,095 Shares of Common Stock		639,273
	American Eagle Outfitters Inc	116,650 Shares of Common Stock		1,808,075
	American Express Co	113,700 Shares of Common Stock		7,907,835
	Ameriprise Finl Inc	54,200 Shares of Common Stock		5,767,964
	Amgen Inc Com	44,644 Shares of Common Stock		7,247,061
	Amplifon	95,100 Shares of Common Stock		825,941
	Amsurg Corp	19,075 Shares of Common Stock		1,449,700
	Anheuser-Busch Inbev	7,547 Shares of Common Stock		937,886
	Anixter Intl Inc	37,100 Shares of Common Stock		2,240,469
	Aon Plc	16,138 Shares of Common Stock		1,488,085
	Apache Corp	147,400 Shares of Common Stock		6,554,878
	Applied Indl Technologies Inc	125,000 Shares of Common Stock		5,061,250
	Applied Materials Inc	279,000 Shares of Common Stock		5,208,930
	Arcadis Nv	32,900 Shares of Common Stock		663,500
	Arkema	9,568 Shares of Common Stock		671,330
	Ashmore Group	93,100 Shares of Common Stock		351,832
	Asml Holding	33,585 Shares of Common Stock		3,011,704
	Asos Plc	5,400 Shares of Common Stock		274,667
	Atos	3,525 Shares of Common Stock		296,572
	Atresmedia Corp	66,000 Shares of Common Stock		705,487
	Autoliv Inc	13,843 Shares of Common Stock		1,761,860
	Avx Corp	759,200 Shares of Common Stock		9,216,688
	Azbil Corp	18,700 Shares of Common Stock		484,230
	B & M	160,195 Shares of Common Stock		672,209
	Babcock Intl Group	50,725 Shares of Common Stock		759,598
	Balfour Beatty	88,500 Shares of Common Stock		352,449
	Baloise Holding	5,690 Shares of Common Stock		725,319
*	Bank New York Mellon	266,400 Shares of Common Stock		10,981,008
	Bank Of America Corp	872,600 Shares of Common Stock		14,685,858
	Bankinter	70,500 Shares of Common Stock		501,167
	Bassett Furniture Inds Inc	2,800 Shares of Common Stock		70,224
	Baxalta Inc	132,600 Shares of Common Stock		5,175,378
	Bayer Ag	49,566 Shares of Common Stock		6,235,083
	Bba Aviation Plc	333,300 Shares of Common Stock		928,955
	Bca Pop Emilia Rom E	41,500 Shares of Common Stock		317,373
	Bed Bath & Beyond Inc	153,000 Shares of Common Stock		7,382,250
	Befimmo Sca	15,162 Shares of Common Stock		905,876
	Beiersdorf Ag	23,343 Shares of Common Stock		2,134,087
	Beijing Ent Water	334,000 Shares of Common Stock		234,011

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Berry Plastics Group Inc	39,580 Shares of Common Stock		$1,432,004
	Boeing Co	70,000 Shares of Common Stock		10,121,300
	Boston Scientific Corp	95,820 Shares of Common Stock		1,766,921
	Bowl Amer Inc	27,100 Shares of Common Stock		379,400
	Bqe Cant Vaudoise	820 Shares of Common Stock		521,409
	Brammer Ord	47,000 Shares of Common Stock		126,251
	Britvic Ord	83,202 Shares of Common Stock		892,144
	Bt Group Ord	150,400 Shares of Common Stock		1,045,639
	Buckle Inc	127,000 Shares of Common Stock		3,909,060
	Cairn Homes	52,900 Shares of Common Stock		68,671
	Cal Maine Foods Inc	88,000 Shares of Common Stock		4,077,920
	Canadian Pac Ry Ltd	3,666 Shares of Common Stock		467,782
	Canadian Pac Ry Ltd	66,900 Shares of Common Stock		8,536,440
	Capcom Co Ltd	30,700 Shares of Common Stock		746,988
	Capella Ed Co	57,100 Shares of Common Stock		2,639,162
	Carlisle Companies Inc	11,000 Shares of Common Stock		975,590
	Carnival Corp Com	177,700 Shares of Common Stock		9,681,096
	Carnival Plc	37,715 Shares of Common Stock		2,149,037
	Castellum Ab	43,400 Shares of Common Stock		621,353
	Cbre Group Inc	47,385 Shares of Common Stock		1,638,573
	Cbs Corp	14,415 Shares of Common Stock		679,379
	Cdn Nat Res Ltd	261,200 Shares of Common Stock		5,701,996
	Celanese Corp	17,260 Shares of Common Stock		1,162,116
	Celanese Corp	165,500 Shares of Common Stock		11,143,115
	Centene Corp	13,440 Shares of Common Stock		884,486
	Centerpoint Energy Inc	81,700 Shares of Common Stock		1,500,012
	Central Stl & Wire Co	524 Shares of Common Stock		285,590
	Challenger Ltd	83,777 Shares of Common Stock		531,501
	Chevron Corp	17,200 Shares of Common Stock		1,547,312
	Childrens Pl Inc	145,000 Shares of Common Stock		8,004,000
	Chiyoda Corp	32,000 Shares of Common Stock		245,530
	Cirrus Logic Inc	32,075 Shares of Common Stock		947,175
	Cisco Systems Inc	253,600 Shares of Common Stock		6,886,508
	Citigroup Inc	123,100 Shares of Common Stock		6,370,425
	Coca Cola Co	68,800 Shares of Common Stock		2,955,648
	Coca-Cola East Jp	50,800 Shares of Common Stock		824,743
	Cognizant Tech Solutions Corp	40,755 Shares of Common Stock		2,446,115
	Comcast Corp	151,838 Shares of Common Stock		8,568,218
	Compugroup Medical	23,900 Shares of Common Stock		877,535
	Corelogic Inc	9,740 Shares of Common Stock		329,796
	Croda Intl	24,583 Shares of Common Stock		1,102,204

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Croda Intl	24,300 Shares of Common Stock		$1,089,516
	Crown Hldgs Inc	11,525 Shares of Common Stock		584,318
	Css Inds Inc	122,000 Shares of Common Stock		3,462,360
	Cts Eventim	7,290 Shares of Common Stock		290,949
	Dah Sing Financial	67,600 Shares of Common Stock		337,993
	Daiichikosho Co	19,700 Shares of Common Stock		786,886
	Dairy Crest Group	86,818 Shares of Common Stock		870,135
	Daiwa Office Investment Corp	100 Shares of Common Stock		543,663
	Dana Hldg Corp	48,500 Shares of Common Stock		669,300
	Dbv Technologies	6,200 Shares of Common Stock		447,410
	DCC	9,300 Shares of Common Stock		775,831
	De Longhi	23,500 Shares of Common Stock		706,361
	Delphi Automotive	40,925 Shares of Common Stock		3,508,500
	Dentsply Intl Inc	8,000 Shares of Common Stock		486,800
	Deutsche Wohnen	6,700 Shares of Common Stock		186,431
	Deutz Ag	38,900 Shares of Common Stock		155,971
	Devon Energy Corp	10,005 Shares of Common Stock		320,160
	Devry Education Group	3,300 Shares of Common Stock		83,523
	Dgb Financial Group	17,568 Shares of Common Stock		150,576
	Diageo PLC	5,753 Shares of Common Stock		157,419
	Dowa Holdings Co Ltd	106,000 Shares of Common Stock		771,902
	Dte Energy Co	27,500 Shares of Common Stock		2,205,225
	Du Pont E I De Nemours & Co	88,200 Shares of Common Stock		5,874,120
	Dufry	10,965 Shares of Common Stock		1,314,486
	Dupont Fabros Tech Inc	49,085 Shares of Common Stock		1,560,412
	E Trade Finl Corp	96,550 Shares of Common Stock		2,861,742
	Elementis	115,800 Shares of Common Stock		391,022
	Elringklinger	9,300 Shares of Common Stock		237,411
	Endurance Specialty Holdings Ltd	14,230 Shares of Common Stock		910,578
	Energen Corp	27,840 Shares of Common Stock		1,141,162
	Enersys	60,000 Shares of Common Stock		3,355,800
	Entergy Corp	72,754 Shares of Common Stock		4,973,463
	Epr Pptys	13,530 Shares of Common Stock		790,829
	Ethan Allen Interiors Inc	37,800 Shares of Common Stock		1,051,596
	Euler Hermes Group	4,500 Shares of Common Stock		433,059
	Eurocommercial	12,276 Shares of Common Stock		530,683
	Euronav	27,100 Shares of Common Stock		373,283
	Exedy Corp	15,200 Shares of Common Stock		371,613
	Exelon Corp	57,870 Shares of Common Stock		1,607,050
	Exelon Corp	181,100 Shares of Common Stock		5,029,147
	Exxon Mobil Corp	123,900 Shares of Common Stock		9,658,005

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Fagron	18,700 Shares of Common Stock		$143,416
	Fidessa Group	12,400 Shares of Common Stock		366,075
	Finecobank	54,673 Shares of Common Stock		452,859
	Finish Line Inc	269,100 Shares of Common Stock		4,865,328
	Finmeccanica Spa	10,900 Shares of Common Stock		152,745
	Firstenergy Corp	258,200 Shares of Common Stock		8,192,686
	Flexsteel Inds Inc	20,400 Shares of Common Stock		901,272
	Fortune R/Est Inv	271,000 Shares of Common Stock		279,037
	Fp Corp	26,800 Shares of Common Stock		976,915
	Fuchs Petrolub Se	20,800 Shares of Common Stock		982,884
	G8 Education Ltd	72,315 Shares of Common Stock		187,828
	Gam Holding Ltd	40,871 Shares of Common Stock		681,864
	Gca Savvian Corp	55,900 Shares of Common Stock		579,005
	Gea Group Ag	16,059 Shares of Common Stock		652,439
	Gem Diamonds	84,900 Shares of Common Stock		164,551
	Gen Mtrs Co	157,300 Shares of Common Stock		5,349,773
	General Electric Co	630,363 Shares of Common Stock		19,635,807
	Genting Hong Kong	974,000 Shares of Common Stock		311,680
	Gfk Se	6,700 Shares of Common Stock		224,860
	Gilead Sciences Inc	34,400 Shares of Common Stock		3,480,936
	Global Pmts Inc	12,245 Shares of Common Stock		789,925
	Globus Med Inc	58,970 Shares of Common Stock		1,640,545
	Glory Ltd	21,500 Shares of Common Stock		667,546
	Gmo Internet Inc	37,900 Shares of Common Stock		504,724
	Gn Store Nord	15,500 Shares of Common Stock		282,708
	Goldcrest Co Ltd	10,100 Shares of Common Stock		185,552
	Grand City Propert	41,060 Shares of Common Stock		954,068
	Great Portland Estates	55,100 Shares of Common Stock		672,434
	Grifols Sa	20,108 Shares of Common Stock		931,181
	Hamakyorex Co Ltd	8,000 Shares of Common Stock		150,630
	Harris Corp	16,385 Shares of Common Stock		1,423,857
	Hartford Finl Svcs Group Inc	6,110 Shares of Common Stock		265,541
	Haulotte Group	20,382 Shares of Common Stock		306,874
	Haverty Furniture Cos Inc	127,900 Shares of Common Stock		2,742,176
	Hawkins Inc	78,900 Shares of Common Stock		2,822,253
	Henkel Ag & Co	11,502 Shares of Common Stock		1,289,445
	Hess Corp	32,875 Shares of Common Stock		1,593,780
	Hess Corp	111,200 Shares of Common Stock		5,390,976
	Hikma Pharmaceutic	32,952 Shares of Common Stock		1,117,549
	Hitachi Cap Corp	19,600 Shares of Common Stock		533,605
	Hooker Furniture Corp	69,100 Shares of Common Stock		1,744,084

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Hubbell Inc	58,400 Shares of Common Stock		$5,900,736
	Hulic Company Ltd	19,300 Shares of Common Stock		171,509
	Hurco Co	47,400 Shares of Common Stock		1,258,944
	Hyundai Wia Corp	6,090 Shares of Common Stock		581,707
	Ig Group Hldgs	33,700 Shares of Common Stock		398,605
	Ihi Corporation	229,100 Shares of Common Stock		641,811
	Ill Tool Wks Inc	55,700 Shares of Common Stock		5,162,276
	Imperial Brands	32,667 Shares of Common Stock		1,726,824
	Inchcape Ord	35,500 Shares of Common Stock		410,739
	Incitec Pivot	327,344 Shares of Common Stock		943,110
	Informa Plc	46,862 Shares of Common Stock		423,398
	Infosys Limited	67,667 Shares of Common Stock		1,133,422
	Ingenico Group	1,705 Shares of Common Stock		215,774
	Integrated Device Technology Inc	28,480 Shares of Common Stock		750,448
	Intercontl Hotels	35,478 Shares of Common Stock		1,389,895
	Intermediate Capital Group	38,742 Shares of Common Stock		358,028
	Internet Comm	30,500 Shares of Common Stock		611,547
	Interpump Group	14,140 Shares of Common Stock		219,959
	Intl Cons Airl Di	286,090 Shares of Common Stock		2,574,283
	Intl Paper Co	18,025 Shares of Common Stock		679,543
	Intl Paper Co	188,300 Shares of Common Stock		7,098,910
	Invesco Ltd	118,600 Shares of Common Stock		3,970,728
	Invesco Ltd	56,220 Shares of Common Stock		1,882,246
	Ipsos	15,000 Shares of Common Stock		345,769
	Iress Limited	59,892 Shares of Common Stock		435,744
	Itt Corporation	40,640 Shares of Common Stock		1,476,045
	James Hardie Industries	68,901 Shares of Common Stock		875,752
	Japan Tobacco Inc	83,877 Shares of Common Stock		3,117,453
	Johnson & Johnson	116,000 Shares of Common Stock		11,915,520
	Johnson Ctl Inc	147,900 Shares of Common Stock		5,840,571
	Johnson Matthey	71,386 Shares of Common Stock		2,795,584
	Jpmorgan Chase & Co	318,403 Shares of Common Stock		21,024,150
	Jungheinrich Non-Vtg Prf	11,000 Shares of Common Stock		911,015
	Juniper Networks Inc	82,300 Shares of Common Stock		2,271,480
	Jyske Bank	6,800 Shares of Common Stock		308,929
	Kaiser Alum Corp	30,100 Shares of Common Stock		2,518,166
	Kar Auction Svcs Inc	4,580 Shares of Common Stock		169,597
	Kb Insurance Co Ltd	9,992 Shares of Common Stock		248,831
	Kbr Inc	107,245 Shares of Common Stock		1,814,585
	Kelly Services Inc Cl	50,900 Shares of Common Stock		822,035
	Kepco Plant Service & Engineering C 3,361 Shares of Common Stock			255,110

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Kintetsu World Exp	26,600 Shares of Common Stock		$473,646
	Kohls Corp	108,758 Shares of Common Stock		5,180,144
	Konecranes Oyj	12,200 Shares of Common Stock		303,491
	Korean Reinsurance	47,384 Shares of Common Stock		571,817
	Kudelski Sa	25,810 Shares of Common Stock		372,582
	Kuoni Reisen Hldg	1,410 Shares of Common Stock		393,701
	Lam Resh Corp	11,585 Shares of Common Stock		920,081
	Las Vegas Sands Corp	77,200 Shares of Common Stock		3,384,448
	Level 3 Communications Inc	47,190 Shares of Common Stock		2,565,248
	Liberty Global Plc -Series C	91,048 Shares of Common Stock		3,712,027
	Liberty Global	56,092 Shares of Common Stock		2,376,057
	Liberty Ppty	64,380 Shares of Common Stock		1,998,999
	Lifestyle Internat	262,000 Shares of Common Stock		350,228
	Linde Ag	21,367 Shares of Common Stock		3,107,949
	Lloyds Banking	1,712,987 Shares of Common Stock		1,844,851
	Loews Corp	117,400 Shares of Common Stock		4,508,160
	Lonza Group	1,404 Shares of Common Stock		228,764
	L'Oreal	6,193 Shares of Common Stock		1,044,774
	Lowes Cos Inc	159,600 Shares of Common Stock		12,135,984
	Lvmh Moet Hennessy Louis Vuitton	6,515 Shares of Common Stock		1,025,493
	Marcus & Millichap Inc	34,900 Shares of Common Stock		1,016,986
	Marsh & Mclennan Co'S Inc	197,453 Shares of Common Stock		10,948,769
	Mattel Inc	248,700 Shares of Common Stock		6,757,179
	Mediaset	212,131 Shares of Common Stock		883,038
	Medtronic	136,192 Shares of Common Stock		10,475,889
	Medtronic	93,063 Shares of Common Stock		7,158,406
	Meggitt	71,127 Shares of Common Stock		392,813
	Meitec Corporation	18,300 Shares of Common Stock		632,084
	Melia Hotels Intl	59,600 Shares of Common Stock		788,576
	Mellanox Technologies Ltd	16,360 Shares of Common Stock		689,410
	Mercialys	8,800 Shares of Common Stock		178,140
	Merck & Co Inc New	208,990 Shares of Common Stock		11,038,852
	Meredith Corp	183,000 Shares of Common Stock		7,914,750
	Metlife Inc	234,900 Shares of Common Stock		11,324,529
	Mgm Resorts International	100,620 Shares of Common Stock		2,286,086
	Micro Focus International	32,000 Shares of Common Stock		752,279
	Microsoft Corp	304,261 Shares of Common Stock		16,880,400
	Miller Herman Inc	16,300 Shares of Common Stock		467,810
	Minerals Technologies Inc	23,400 Shares of Common Stock		1,073,124
	Misumi Group Inc	52,500 Shares of Common Stock		735,816
	Miura Co Ltd	41,500 Shares of Common Stock		594,410

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Mlp Ag	37,600 Shares of Common Stock		$149,901
	Mlp Lazard Ltd	20,245 Shares of Common Stock		911,227
*	Morgan Stanley	45,917,472 Shares of Employer Common Stock		1,460,634,784
	Nagaileben Co	26,500 Shares of Common Stock		456,445
	National Presto Inds Inc	44,500 Shares of Common Stock		3,687,270
	Neenah Paper Inc	119,780 Shares of Common Stock		7,477,865
	Nestle Sa	56,936 Shares of Common Stock		4,240,338
	Newell Rubbermaid Inc Com	16,270 Shares of Common Stock		717,182
	Newfield Exploration	41,775 Shares of Common Stock		1,360,194
	News Corp	140,600 Shares of Common Stock		1,878,416
	Ngk Insulators Ltd	113,100 Shares of Common Stock		2,589,280
	Nhk Spring Co Ltd	59,300 Shares of Common Stock		602,391
	Nihon Parkerizing	66,700 Shares of Common Stock		689,207
	Nippon Seiki Co	14,000 Shares of Common Stock		323,072
	Nippon Shokubai Co	2,400 Shares of Common Stock		168,985
	Nippon Thompson Co	63,000 Shares of Common Stock		275,997
	Novartis	25,573 Shares of Common Stock		2,217,519
	Nrg Energy Inc	47,745 Shares of Common Stock		561,959
	Nucor Corp	22,080 Shares of Common Stock		889,824
	Nufarm	100,838 Shares of Common Stock		613,329
	Nuflare Technology	3,400 Shares of Common Stock		156,582
	Nxp Semiconductors N V	36,700 Shares of Common Stock		3,091,975
	Obic Co Ltd	16,000 Shares of Common Stock		856,561
	Oc Oerlikon Corp	23,810 Shares of Common Stock		212,887
	Occidental Petroleum Corp	117,500 Shares of Common Stock		7,944,175
	Okinawa Cellular	4,600 Shares of Common Stock		125,807
	Okinawa Elec Power	19,300 Shares of Common Stock		504,580
	Olympus Corp	63,900 Shares of Common Stock		2,549,732
	Ono Pharmaceutical	7,500 Shares of Common Stock		1,352,301
	Orange	72,021 Shares of Common Stock		1,211,491
	Oriental Watch Hld	274,000 Shares of Common Stock		40,657
	Orion Corp	459 Shares of Common Stock		456,436
	Orion Corp	16 Shares of Common Stock		15,911
	Osram Licht	17,985 Shares of Common Stock		757,844
	Ottogi Corp	929 Shares of Common Stock		970,556
	Oxford Instruments	12,200 Shares of Common Stock		137,919
	Park Electrochemical Corp	195,700 Shares of Common Stock		2,947,242
	Partners Group Hlg	4,130 Shares of Common Stock		1,490,472
	Pccw Limitedv	549,000 Shares of Common Stock		322,310
	Pennon Group	28,900 Shares of Common Stock		366,749
	Pepsico Inc	84,406 Shares of Common Stock		8,433,848

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Pernod Ricard Npv	11,802 Shares of Common Stock		$1,348,718
	Pfizer Inc	566,160 Shares of Common Stock		18,275,645
	Pg& E Corp	301,400 Shares of Common Stock		16,031,466
	Pg& E Corp	25,885 Shares of Common Stock		1,376,823
	Philip Morris Intl	114,600 Shares of Common Stock		10,074,486
	Phoenix Satellite	1,262,000 Shares of Common Stock		296,361
	Pinnacle Foods Inc	34,280 Shares of Common Stock		1,455,529
	Pkc Group Oyj	4,800 Shares of Common Stock		84,836
	Playtech Plc Ord	62,702 Shares of Common Stock		769,367
	Precision Drilling Corporation	266,075 Shares of Common Stock		1,048,336
	Premier Oil	82,300 Shares of Common Stock		58,831
	Procter & Gamble	114,609 Shares of Common Stock		9,101,101
	Prosegur Seguridad	118,900 Shares of Common Stock		548,935
	Prysmian Spa	7,800 Shares of Common Stock		171,666
	Psp Swiss Property	2,976 Shares of Common Stock		261,626
	Pvh Corp	14,405 Shares of Common Stock		1,060,928
	Pvtpl Dell Inc	357,500 Shares of Common Stock		4,915,625
	Pz Cussons	71,400 Shares of Common Stock		299,713
	Qualcomm Inc	114,400 Shares of Common Stock		5,718,284
	Raffles Medical	159,755 Shares of Common Stock		468,460
	Ramirent Oyj	64,600 Shares of Common Stock		452,629
	Raytheon Co	47,000 Shares of Common Stock		5,852,910
	Redrow	95,900 Shares of Common Stock		664,472
	Regal Beloit Corp	29,700 Shares of Common Stock		1,738,044
	Regus PLC	267,100 Shares of Common Stock		1,311,737
	Renaissance Re Hldgs Ltd Com	7,135 Shares of Common Stock		807,611
	Restaurant Group	53,400 Shares of Common Stock		539,531
	Rexel	98,782 Shares of Common Stock		1,317,729
	Ricoh Leasing	13,300 Shares of Common Stock		417,370
	Rightmove	7,800 Shares of Common Stock		474,227
	Roche Hldgs	14,983 Shares of Common Stock		4,137,164
	Royal Caribbean Cruises	15,813 Shares of Common Stock		1,600,434
	Rpc Group	31,500 Shares of Common Stock		386,744
	S.W. Airl Co	223,400 Shares of Common Stock		9,619,604
	Saf Holland	64,900 Shares of Common Stock		880,556
	Samchuly Bicycle	34,333 Shares of Common Stock		505,091
	San-Ai Oil Co	128,000 Shares of Common Stock		1,052,346
	Sartorius Stedim	2,800 Shares of Common Stock		1,074,916
	Sato Holdings	22,800 Shares of Common Stock		454,882
	Sats Ltd	249,700 Shares of Common Stock		675,888
	Sba Communications Corp	10,105 Shares of Common Stock		1,061,732

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Scansource Inc	79,700 Shares of Common Stock		$2,567,934
	Scholastic Corp	182,000 Shares of Common Stock		7,017,920
	Schweitzer-Mauduit Intl	118,000 Shares of Common Stock		4,954,820
	Scor Se	10,600 Shares of Common Stock		397,375
	Sdl Ord	19,900 Shares of Common Stock		122,309
	Seek Limited	18,767 Shares of Common Stock		209,997
	Segro PLC	86,036 Shares of Common Stock		544,516
	Seobu T&D	24,801 Shares of Common Stock		461,099
	Servicemaster Global Hldgs Inc	49,065 Shares of Common Stock		1,925,311
	Shanks Group	343,500 Shares of Common Stock		488,565
	Ship Healthcare Holdings Inc	15,300 Shares of Common Stock		382,834
	Sika Ag	110 Shares of Common Stock		397,802
	Skyworks Solutions Inc	13,205 Shares of Common Stock		1,014,540
	Sl Green Rlty Corp	15,445 Shares of Common Stock		1,744,976
	Smartone Telecom	567,000 Shares of Common Stock		863,287
	Spar Nord Bank	42,100 Shares of Common Stock		373,825
	Sparebank	31,700 Shares of Common Stock		140,748
	St James'S Place	29,700 Shares of Common Stock		441,250
	Standard Mtr Prods Inc	240,000 Shares of Common Stock		9,132,000
	Stanley Black & Decker Inc	11,225 Shares of Common Stock		1,198,044
	Sthree Ord	109,800 Shares of Common Stock		527,580
	Sumitomo Real Est	11,400 Shares of Common Stock		263,926
	Sun Hung Kai Co	450,000 Shares of Common Stock		296,123
	Sun Tr Banks Inc	55,705 Shares of Common Stock		2,386,402
	Sundrug Co Ltd	14,300 Shares of Common Stock		929,598
	Sunstone Hotel Invs Inc	88,321 Shares of Common Stock		1,103,129
	Suruga Bank	36,000 Shares of Common Stock		752,051
	Swedbank Ag	60,818 Shares of Common Stock		1,349,732
	Swedish Orphan Biovitrum	104,700 Shares of Common Stock		1,671,603
	Synchrony Finl	50,245 Shares of Common Stock		1,527,950
	Syngenta	9,590 Shares of Common Stock		3,758,399
	Taylor Wimpey	142,800 Shares of Common Stock		427,470
	Te Connectivity Ltd	104,900 Shares of Common Stock		6,777,589
	Te Connectivity Ltd	15,067 Shares of Common Stock		973,479
	Tecan Group Ag	5,030 Shares of Common Stock		818,568
	Technicolor	49,028 Shares of Common Stock		398,378
	Techtronic	360,000 Shares of Common Stock		1,467,843
	Tegna Inc	49,685 Shares of Common Stock		1,267,961
	Telenet Grp Hldg	21,425 Shares of Common Stock		1,158,346
	Teleperformance Societe Europ.	6,600 Shares of Common Stock		555,642
	Tencent Hldgs	204,200 Shares of Common Stock		4,018,051

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Teradyne Inc	226,000 Shares of Common Stock		$4,671,420
	Texas Instruments Inc	130,900 Shares of Common Stock		7,174,629
	Thermo Fisher Corp	81,400 Shares of Common Stock		11,546,590
	Thk Co Ltd	25,000 Shares of Common Stock		469,263
	Tikkurila Oy	9,300 Shares of Common Stock		162,753
	T-Mobile Us Inc	97,800 Shares of Common Stock		3,825,936
	Tokyo Ohka Kogyo	6,900 Shares of Common Stock		221,693
	Tokyo Tatemono Co	50,500 Shares of Common Stock		555,397
	Toyota Motor Corp	50,400 Shares of Common Stock		3,137,248
	Travis Perkins	18,600 Shares of Common Stock		540,889
	Treasury Wine Esta	143,260 Shares of Common Stock		865,099
	Trinity Ind Inc	39,090 Shares of Common Stock		938,942
	Tsutsumi Jewelry	7,100 Shares of Common Stock		147,554
	Twenty-First Centy Fox Inc	300,600 Shares of Common Stock		8,185,338
	Tyco International Plc	165,000 Shares of Common Stock		5,261,850
	Tyson Foods Inc	115,700 Shares of Common Stock		6,170,281
	Ucb	14,723 Shares of Common Stock		1,331,147
	Unifirst Corp Mass	122,000 Shares of Common Stock		12,712,400
	United Arrows Ltd	24,200 Shares of Common Stock		1,050,118
	United Internet Ag	20,931 Shares of Common Stock		1,157,558
	United Technologies Corp	63,100 Shares of Common Stock		6,062,017
	Universal Corp	19,700 Shares of Common Stock		1,104,776
	US Bancorp	112,335 Shares of Common Stock		4,793,334
	Valero Energy Corp	9,650 Shares of Common Stock		682,351
	Valmont Inds Inc	14,600 Shares of Common Stock		1,547,892
	VCA Inc	30,070 Shares of Common Stock		1,653,850
	Viacom Inc	33,300 Shares of Common Stock		1,370,628
	Virgin Money Hldgs	72,200 Shares of Common Stock		405,124
	Vishay Intertechnology Inc	85,800 Shares of Common Stock		1,033,890
	Vonovia Se	45,217 Shares of Common Stock		1,402,354
	Vontobel Hldgs	11,117 Shares of Common Stock		527,530
	Voya Finl Inc	45,210 Shares of Common Stock		1,668,701
	Vulcan Materials Co	43,100 Shares of Common Stock		4,093,207
	Wabco Hldgs Inc	8,696 Shares of Common Stock		889,253
	Waddell & Reed Finl Inc	104,000 Shares of Common Stock		2,980,640
	Wal-Mart Stores Inc	49,500 Shares of Common Stock		3,034,350
	Waters Corp	6,710 Shares of Common Stock		903,032
	Webster Fncl Corp	40,370 Shares of Common Stock		1,501,360
	Weis Mkt Inc	114,000 Shares of Common Stock		5,050,200
	Wells Fargo & Co	165,304 Shares of Common Stock		8,985,925
	Western Union Co	111,194 Shares of Common Stock		1,991,485

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Westn Digital Corp	14,760 Shares of Common Stock		$886,338
	Wienerberger Ag	46,100 Shares of Common Stock		855,840
	Wincor Nixdorf Ag	9,900 Shares of Common Stock		498,734
	Winnebago Inds Inc	111,100 Shares of Common Stock		2,210,890
	Wirecard Ag	21,511 Shares of Common Stock		1,086,584
	Wood Group	49,600 Shares of Common Stock		447,771
	Worldpay Grp PLC	244,901 Shares of Common Stock		1,109,229
	Wpp PLC	109,147 Shares of Common Stock		2,514,426
	Wpx Energy Inc	110,830 Shares of Common Stock		636,164
	Xcel Energy Inc	55,400 Shares of Common Stock		1,989,414
	Xebio Holdings Co	11,800 Shares of Common Stock		224,729
	Xl Group PLC	207,119 Shares of Common Stock		8,114,922
	Xl Group PLC	23,380 Shares of Common Stock		916,028
	Yamazen Corp	46,000 Shares of Common Stock		425,986
	Yuasa Trading Co	20,800 Shares of Common Stock		519,589
	Zodiac Aerospace	115,790 Shares of Common Stock		2,764,074
	Zumtobel Group	21,000 Shares of Common Stock		531,070
	Spark Infr Group	678,762 Shares; Stapled Securities		948,160
	Charter Hall Group	243,279 Shares; Stapled Securities		803,569
	Goodman Group	96,252 Shares; Stapled Securities		439,077
	Investa Office Fd Units	76,134 Shares; Stapled Securities		221,565
	Cash and cash equivalents
	Interest-Bearing Cash	USD deposits		26,200,155
	Cash	Foreign currency and collaterals		939,687
	Credit Suisse	Cash Collateral		77,000
	Credit Suisse	Cash Collateral		861,000
	Credit Suisse	Cash Collateral		461,000
	CSFB	Cash Collateral		33,000
	UBS Securities	Cash Collateral		58,000
	Government securities
	FNMA	1.625 11-27-2018 Reg		705,095
	FNMA	Pool #Ad9083 4Due 07-01-2025 Reg		4,687
	FNMA	Pool #Al1378 6Due 02-01-2027 Beo		128,041
	FNMA	Gtd Mtg Ah6737 4 2-1-2026		280,897
	FNMA	Gtd Mtg Pool #Ah2090 3.5% 12-01-2020 Beo		48,526
	FNMA	Gtd Mtg Pool #Ah9391 4% 03-01-2026 Beo		161,933
	FNMA	Gtd Mtg Pool #Ai2095 4% 05-01-2026 Beo		639,005
	FNMA	Gtd Mtg Pool #Aj1509 4% 09-01-2041 Beo		1,691,285
	FNMA	Gtd Mtg Pool #Ak2411 4% Due 02-01-2042 Beo		433,840

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FNMA	Gtd Mtg Pool #Al0846 3.5% 10-01-2026 Beo		$12,815
	FNMA	Pool #Al7632 3.5% 10-01-2030 Beo		35,565
	FNMA	Remic Adjustable 12-25-2036		140,272
	FNMA	Pool #Ab0183 5% 02-01-2025 Beo		1,878,493
	FNMA	Pool #Ab1609 4% 10-01-2025 Beo		843,252
	FNMA	Pool #Ab1981 3.5% 12-01-2020 Beo		58,595
	FNMA	Pool #Ab3399 3.5% 08-01-2021 Beo		8,095
	FNMA	Pool #Ab9280 4% 05-01-2043 Beo		361,320
	FNMA	Pool #Ae7017 3.5% Due 10-01-2020 Reg		53,206
	FNMA	Pool #Ao1771 4% 05-01-2042 Beo		237,011
	FNMA	Pool #Ap1215 3.5% 06-01-2043 Beo		855,790
	FNMA	Pool #Ar8571 3.5% 03-01-2022 Beo		66,814
	FNMA	Pool #As0508 3.5% 09-01-2028 Beo		33,759
	FNMA	Pool #Aw1134 3.5% 03-01-2024 Beo		56,053
	FNMA	Pool #Aw6899 3.5% 07-01-2029 Beo		27,491
	FNMA	Pool #Aw8952 3.5% 07-01-2029 Beo		37,606
	FNMA	Pool #Ay0557 3.5% 04-01-2022 Beo		2,704,707
	FNMA	Pool #Ay3043 3.5% 08-01-2021 Beo		118,256
	FNMA	Pool #Ma0424 3.5% 05-01-2020 Beo		209,435
	FNMA	Pool #Ma0521 3.5% 09-01-2020 Beo		962,958
	FNMA	Pool #Ma0577 3.5% 11-01-2020 Beo		719,967
	FNMA	Pool #Ma0598 3.5% 12-01-2020 Beo		33,151
	FNMA	Pool #Ma0629 3.5% 01-01-2021 Beo		1,706,210
	FNMA	Pool #Ma0654 3.5% 02-01-2021 Beo		6,247,581
	FNMA	Pool #Ma0670 3.5% 03-01-2021 Beo		98,758
	FNMA	Pool #Ma1732 3.5% 01-01-2024 Beo		153,869
	FNMA	Remic Tr 2010-2 Cl-Gf Fltg 12-25-2049		56,345
	FNMA	Ser 2011-40 Cl Sx Var Rt Due 11-25-2040 Beo		1,127
	FNMA	Ser 2011-86 Cl Nf Fltg Rt Due 09-25-2041		67,156
	FNMA	Single Family Mortgage 3.5% 15 Yrs Settles Jan		10,472,270
	FNMA	Single Family Mortgage 3.5% 30 Yrs Settles Feb		13,796,305
	FNMA	Single Family Mortgage 4% 30 Yrs Settles Feb		10,033,710
	FNMA	Single Family Mortgage 4.5% 30 Yrs Settles Feb		(9,704,106)
	FNMA	Single Family Mortgage 4.5% 30 Yrs Settles Jan		(6,479,250)
	FNMA	Ser 2007-34 Cl S 04-25-2037 Beo		108,820
	FNMA	2007-15 Cl Ai Var 03-25-2037		30,291
	FNMA	Fnr 2007-56 Gs Flt Rt 06-25-2037		158,101
	FNMA	Fr Cmo 25/03/37 Usd 03-25-2037		16,630
	FNMA	Remic Ser 2005-84 Cl-Sg Flt Rt 10-25-2035		106,875
	FNMA	Remic Tr 2009-87 Cl-Hs Var Rate 11-25-2039		13,812
	FNMA	Ser 2007-32 Cl Sa Fltg Rt 04-25-2037		47,872

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FNMA	Ser 2007-4 Cl Sl Fltg Rt 02-25-2037		$9,689
	FNMA	Ser 2007-89 Cl Sd Fltg Rt 09-25-2037		122,359
	FNMA	Remic Tr 2011-60 Cl-Oa Prin Only 08-25-2039		104,081
	FNMA	Ser 2013-M4 Cl X1 Var Rt 02-25-2018		238,003
	GNMA	Pool #Ab9437 3.5 Due 11-15-2042		648,075
	GNMA	Pool #Ak8998 3% 07-15-2045		1,055,019
	GNMA	Pool #Al1871 3% 01-15-2045		938,191
	GNMA	Pool #Al5414 3.5% 02-15-2045		485,235
	GNMA	Pool #Am4137 3.5% 04-15-2045		554,460
	NCUA GTD	Ncua Gtd Nts Tr 2010-R2 Gtd Nt Cl I-A Due 11-06-2017 Reg		329,080
	Federal Home Ln Mtg Corp	Federal Home Ln Mtg Corp 3918 Cs Fltg 9-15-2041		22,882
	Federal Home Ln Mtg Corp	Multiclass Ser 3828 Cl Sy 02-15-2041 Fltg		3,849
	Federal Home Ln Mtg Corp	Multiclass Ser 3951 Cl Us Fltg 02-15-2040		53,866
	Federal Home Ln Mtg Corp	Multiclass Ser 3147 Cl Ls 04-15-2036		183,453
	Federal Home Ln Mtg Corp	Multiclass Ser 3218 Cl As 09-15-2036		165,613
	Federal Home Ln Mtg Corp	Multiclass Ser 3218 Cl Sa Flg Rt Due 09-15-2036		13,108
	Federal Home Ln Mtg Corp	Discount Nt 01-22-2016		99,993
	Federal Home Ln Mtg Corp	Discount Nt 01-27-2016		99,990
	Federal Home Ln Mtg Corp	Discount Nt 01-29-2016		799,917
	Federal Home Ln Mtg Corp	Discount Nt 01-29-2016		99,990
	FHLMC Preassign	2.375 01-13-2022		1,013,892
	Small Business Admin	Gtd Dev Partn Ctf 5.12 Due 11-01-2027 Reg		622,290
	United States of America	Tsy Infl Ix N/B Treas Bonds 0.75% 02-15-2045		1,321,271
	United States of America	Treasury Notes 0.25% Tb 01-15-25 Usd1000 A-2025		287,542
	United States of America	Treasury Bds 04-15-2028		7,554,728
	United States of America	Treasury Bds 0.625% Tips Infl Idx 02-15-2043 Usd1000		87,544
	United States of America	Treasury Bds 0.625% Tips Infl Idx 02-15-2043 Usd1000		87,544
	United States of America	Treasury Bds 0.75 Deb Tips 02-15-2042		2,043,606
	United States of America	Treasury Bds 0.75 Deb Tips 02-15-2042		1,202,121
	United States of America	Treasury Notes Inflation Index 0.125 Nts 07-15-2024		2,568,545
	United States of America	Treasury Notes Inflation Indexed 0.125 04-15-2018		7,701,880
	United States of America	Treasury Notes 0.125% Infl Idx 04-15-2020		100,268
	United States of America	Treasury Notes 1.25 07-15-2020		3,288,932
	United States of America	Treasury Bds 1.375 02-15-2044		7,373,999
	United States of America	Treasury Bds 1.375 02-15-2044		2,596,478
	United States of America	Treasury Bds 2.125 2-15-2041		2,957,638
	United States of America	Treasury Bds Index Linked 1.75 Due 01-15-2028		4,341,723
	United States of America	Treasury Bds Inflation Index Linked 3.875% 04-15-2029		1,985,110
	United States of America	Treasury Infl Nts 0.375% Dtd 07/15/2015 07-15-2025		194,205
	United States of America	Treasury Nts 0.125 04-15-2019		6,861,674
	United States of America	Treasury Nts 0.125% Index Linked 01-15-2022		203,663

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	United States of America	Treasury Nts Dtd 00399 04-15-2017		$104,507
	United States of America	Treasury Nts Dtd 01/15/2013 Tips 01-15-2023		98,795
	United States of America	Treasury Nts Index Linked 2.375 Due 01-15-2017		241,704
	United States of America	Treasury Nts Tips .375 07-15-2023		698,889
	United States of America	Treasury Notes Idx Lkd Nt 1.375 Nts Tips 1/15/2020		5,945,212
	United States of America	Treasury Bds Index Linked 2.5 Due 01-15-2029 Reg		4,068,302
	United States of America	Treasury Bds Index Linked 2.5 Due 01-15-2029 Reg		1,417,344
	United States of America	Treasury Bds Index Linked Notes 2.375 Due 01-15-2027		2,358,698
	United States of America	Treasury Bds Index Linked Notes 2.375 Due 01-15-2027		1,499,750
	United States of America	Treasury Infl Indexed Bonds 2.375 Due 01-15-2025		5,967,326
	United States of America	Treasury Nts Index Linked 1.625 Due 01-15-2018		117,082
	United States of America	Treasury Nts Index Linked 1.875 Due 07-15-2019		14,173,941
	United States of America	Treasury Nts Index Linked 2.00 Due 01-15-2016		359,443
	United States of America	Treasury Nts Inflation Linked 2.50 Due 07-15-2016		8,149,456
	United States of America	Treasury Nts Tips 07-15-2022		8,654,404
	United States of America	Treasury Nts Tips Dtd 07-15-2011 07-15-2021		7,329,143
	United States of America	Treasury Dtd 02/15/2010 02-15-2040		453,451
	United States of America	Treasury Bd 0.625 01-15-2024		5,845,065
	United States of America	Treasury Nts 1.125% Tips 15/1/21 Usd1000 01-15-2021		2,555,679
	United States of America	Treasury Nts Tips Dtd 00340 04-15-2016		214,665
	United States of America	Treasury 02/15/2015 2.5% Due 02-15-2045 Reg		1,525,286
	United States of America	Treasury Bds 3% Due 11-15-2044		99,637
	United States of America	Treasury Bds 3% Due 05-15-2045		1,234,333
	United States of America	Treasury Nts Dtd 11/15/2014 2.25% Due 11-15-2024		5,597,155
	United States of America	Treasury Nts Dtd 11/15/2015 2.25% Due 11-15-2025		4,489,979
	United States of America	Treasury Nts Dtd 2.75% Due 02-15-2024		937,442
	United States of America	Treasury Bds 4.375 Due 05-15-2040		1,887,422
	United States of America	Treasury N/B 3.0% 11-15-2045		199,398
	United States of America	Treasury 1.375% Due 09-30-2020		13,856,549
	United States of America	Treasury 1.875% Due 08-31-2022		395,391
	Angola Rep	9.5% 12/11/2025		186,500
	Argentina Rep	Due 12-15-2035		223,301
	Argentina(Rep of)	0%-Idx Lk 15/12/35		16,316
	Argentina(Rep of)	Bd 8.28% Due12-31-2049/06-30-2024		277,960
	Argentine Republic	8.75% 02/06/2017		144,517
	Argentine Republic	8.75% 02/06/2017		220,102
	Bolivarian Rep of Venezuela	11.75 Due 10-21-2026		82,325
	Brazil	6.5% Due 06-10-2019		97,750
	Brazil Federative Rep	2.625 Due 01-05-2023		152,000
	Brazil Federative Rep Global Nt	5.625% Due 01-07-2041		256,650
	Brazil(Fed Rep Of)	10% T-Nts 01/01/18		960,021

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

					(e)
	(b)		(c)	(d)	Current
(a)	Identity of Issuer		Description of Investment	Cost**	Value
	Government securities (continued)
	Brazil(Fed Rep of)	10% T-Nts 01/01/23			$410,383
	Brazil(Fed Rep of)	10% T-Nts 01/01/25			448,108
	Brazil(Fed Rep of)	10% T-Nts 01/01/25			57,945
	Brazil(Fed Rep of)	5% Bds 27/01/45			140,552
	Brazil(Fed Rep of)	7.125 Due 01-20-2037			18,975
	Brazil(Fed Rep of)	7.125% Bds 20/01/37			41,640
	Brazil(Fed Rep of)	8.25% 20/01/34			144,750
	Brazil(Federative Rep of)	10% 01/01/17			328,453
	Brazil(Federative Rep of)	10% 01/01/17			1,684,457
	Colombia(Rep of)	10% Bds 24/07/24			553,508
	Colombia(Rep of)	6% Bds 28/04/28			399,229
	Colombia(Rep of)	2.625% Due 03-15-2023			237,195
	Colombia(Rep of)	6.125% Due 01-18-2041/10-20-2009			96,500
	Colombia(Rep of)	7.5% Bd 26/08/2026			75,260
	Costa Rica Govt	7.158% Due 03/12/2045			180,062
	Croatia	6.0% T-Bond 26/01/2024			339,362
	Croatia	6.75 Due 11/5/2019			214,250
	Croatia(Rep of)	5.5% 04/04/2023			503,662
	Croatia(Rep of)	5.5% Snr 04/04/2023			203,500
	Croatia(Rep of)	6.75% Bds 05/11/19			214,730
	Dominican Republic	5.5% 01-27-2025			303,187
	Dominican Republic	5.5% Snr 27/01/2025			36,765
	Dominican Republic	5.5% Tbond 27/01/2025			57,750
	Dominican Republic	5.875 Due 04-18-2024			64,837
	Dominican Republic	5.875% Bds 18/04/24			140,000
	Dominican Republic	7.45% Nts 30/04/2044			100,750
	Dominican Republic	Tbond 6.85% Due 27/01/2045			412,162
	Eskom Hldgs Ltd	6.75% Due 06/08/2023			174,500
	Eskom Holdings Soc Ltd	7.125% 11/02/2025			348,000
	Fed Republic Of Brazil Bnds	4.25% Due 07/01/2025			162,862
	Georgia(Repub. Of)	6.875% Bds 12/4/21			296,250
	Global Nt	144A 4.75% Due 01-08-2026			207,409
	Hungary (Republic Of)	5.75% 22/11/2023			78,507
	Hungary Govt Bd Tbond	5.5% 24/06/2025			314,317
	Hungary Rep	5.375% Due 03-25-2024			65,700
	Hungary Rep	5.75 Due 11-22-2023			69,372
	Hungary(Rep of)	3% Bds 26/06/24			184,426
	Hungary(Rep of)	7% Bds 24/06/22			232,934
	Hungary(Rep of)	5.375% Bds 21/02/23	Usd2000		152,979
	Hungary(Rep of)	5.75% Bds 22/11/23	Usd1000		430,593
	Indonesia(Rep of)	Nt 8.375% 15/03/24			1,271,174

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Indonesia(Rep of)	11% Bds 15/09/25		$23,395
	Indonesia(Rep of)	5.625% Bds 15/05/23		108,624
	Indonesia(Rep of)	8.375% Bds 15/09/26		300,520
	Indonesia(Rep of)	5.95% Snr Mtn 08/01/46		361,196
	Islamic Rep of Pakistan	8.25% 30/09/2025		204,232
	Islamic Rep of Pakistan	7.25% Due 15/04/2019		204,697
	Italy	Buoni Poliennali Del Tes 15/09/2018		348,076
	Italy(Republic of)	2.35% Inf Idx Lnk Bds 15/09/2019		2,439,897
	Ivory Coast	5.75% 31/12/2032		223,618
	Ivory Coast	6.375% 03/03/2028		800,590
	Jamaica Govt Nt	6.75% Due 04-28-2028		198,500
	Jamaica Govt Nt	7.875% Due 07-28-2045		194,500
	Korea	Nt 5.125% Due 06-29-2020 Reg		551,913
	Letra Tesouro Nacional	0% 01/10/16		1,083,671
	Letra Tesouro Nacional	0% T-Bond 01/01/19		239,672
	Letra Tesouro Nacional	0.0% T Bond 01/01/2017		1,463,260
	Malaysia (Govt of)	3.48% Bds 15/03/23		67,620
	Malaysia (Govt of)	4.378% Bds 29/11/2019		443,704
	Malaysia (Govt of)	4.498% Nts 15/04/30		161,552
	Malaysia Government	3.955% 15/09/2025		68,599
	Mex Bonds Desarr	8.5 Due 11-18-2038		265,177
	Mex Bonds Desarr	6.5% 10/06/2021		126,396
	Mex Bonds Desarr	8.0% 07/12/23		1,647,048
	Mex Bonds Desarr	10.0% 12-05-2024		56,592
	Mexico	4.375% Due 10-14-2025		197,500
	Mexico(United Mexican States)	10% 05/12/24		511,223
	Mexico(United Mexican States)	8% Due12-07-2023 Reg		64,943
	Mexico(Utd Mex St)	6.25% Mbonos 16/6/16		1,056,796
	Mexico(Utd Mex St)	7.5% Mbonos 03/06/27		567,595
	New Zealand	Bds 20/09/2025		833,568
	Paraguay Rep	4.625 01-25-2023		223,100
	Pemex Proj Fdg Master Tr	6.625% Due 06-15-2035		111,719
	Perusahaan	4.325% Due 05-28-2025		190,760
	Petroleos	5.5% Due 01-21-2021		100,870
	Petroleos	5.5% Due 06-27-2044		69,215
	Petroleos De	6% Due 11-15-2026		809,635
	Petroleos De	9.75 05-17-2035		46,524
	Petrobras Global	3% Due 01-15-2019		76,000
	Petrobras Global	Nt Fltg Rate Due 03-17-2017		641,375
	Petrobras Global Fin	Nt Fltg Due 01-15-2019		76,000
	Petrobras Intl Fin	3.875% Due 01-27-2016		597,600

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

					(e)
	(b)		(c)	(d)	Current
(a)	Identity of Issuer		Description of Investment	Cost**	Value
	Government securities (continued)
	Petrobras Intl Fin	5.375% Due 01-27-2021			$475,310
	Petrobras Intl Fin	Nt 3.5 Due 02-06-2017			467,500
	Petroleos De Venez	5.5% Gtd 12/04/2037 Usd100			23,758
	Petroleos De Venez	6 Due 05-16-2024			496,113
	Poland(Rep of)	3.25%	Bds 25/07/25		717,012
	Poland(Rep of)	5% Bds 25/04/16			639,885
	Rep of Kazakhstan	5.125% 21/07/2025			197,804
	Rep of Slovenia Rep of	5.25%	18/02/2024		503,059
	Rep of Sri Lanka Tbond	5.875% 25/07/2022			183,199
	Republic of Argentina	7.0% 17 Apr 2017			345,629
	Republic of Argentina	8.75%	07/05/2024		145,127
	Republic of Azerbaijan	4.75%	Due 18/03/2024		281,136
	Republic of Ecuador	10.5%	24/03/2020		360,450
	Republic of Ghana	10.75% Snr 14/10/2030			574,605
	Republic of Paragu	6.1% 11/08/2044			192,000
	Republic of Peru	5.7% Due 08-12-2024			159,678
	Republic of Zambia	8.97%	30/07/2027		159,240
	Republic of Zambia	Bnds 8.5% 14/04/2024			159,580
	Republica Oriental Del Uruguay	Nt 5.1% Due 06-18-2050			60,517
	Romania T-Bond	4.375 Due 08-22-2023			395,561
	Romania(Republic of)	6.125% 22/01/44			759,780
	Russian Federation	7.5% Bds 15/03/18			103,033
	Russian Federation	7.5% Bds 27/02/19			300,924
	Russian Federation	8.15%	Bds 03/02/2027		356,639
	Russian Federation	5% Bds 29/04/2020			103,455
	Russian(Fed of)	7.6% Bds 20/07/22			162,171
	Slovenia(Rep of)	5.85%	Bds 10/05/2023		228,250
	South Africa(Republic of)	6.25%	Bds 31/03/36		104,704
	Spain I/L Bond	Bnds 30/11/2030			213,592
	Sri Lanka(Republic	6.85%	Nts 6.85% 03/11/2025		236,432
	State Treas Rep Poland	4 Due 01-22-2024			462,880
	Sth Africa(Rep of)	10.5%	Bds 21/12/2026		1,338,433
	Sth Africa(Rep of)	7% Snr 28/02/2031			492,295
	Sth Africa(Rep of)	7.75%	Bds 28/02/23		217,116
	Sth Africa(Rep of)	8% Snr 31/01/30			97,031
	Thailand(Kingdom)	3.85%	Bds 12/12/25		555,505
	Thailand(Kingdom)	4.875% Bds 22/06/29			416,566
	Turkey Government Bond	9.0% Bds 24-07-2024			203,759
	Turkey(Rep of)	8% Nts 12/03/25			427,914
	Turkey(Rep of)	9.5% Bds 12/01/22			143,810
	Turkey(Rep of)	7.1 % Bds 08/03/23			360,592

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

					(e)
	(b)		(c)	(d)	Current
(a)	Identity of Issuer		Description of Investment	Cost**	Value
	Government securities (continued)
	Turkey(Rep of)	9.4% Bds 08/07/20			$287,186
	Turkey(Rep of)	Bds 8.5% Due 10/07/2019			216,069
	UK(Government of)	0.125%	I/L 22/03/2058		21,393
	UK(Government of)	0.125%	I/L Gilt 22/3/68		73,582
	UK(Government of)	0.125%	Idx Lkd 22/03/24		2,678,689
	UK(Government of)	0.125%	Idx Lkd Gil 3/44		586,600
	UK(Government of)	0.375%	Idx-Lkd Gilt 22/3/62		160,259
	Ukraine(Rep of)	7.75% 7.75% 01/09/2019			186,116
	Ukraine(Rep of)	7.75% Nts 01/09/2025			132,525
	Ukraine(Rep of)	7.75% Nts 01/09/2027			87,500
	Ukraine(Rep Of)	31/05/2040			394,065
	United Mexican States	6.5 06-10-2021			485,182
	United Mexican States	4.5% Udi Idx 04/12/2025			464,734
	United Mexican States	4.5% Index Linked Bds22/11/35			1,213,905
	Uruguay(Rep of)	4.375%	Bds 27/10/27		438,957
	Uruguay(Rep of)	5.1% Snr Uns Nts 18/06/50			51,757
	Utd Mexican Sts	4 Due 10-02-2023			688,840
	Waha Aerospace BV	144A 3.925 Due07-28-2020			362,251
	Bay Area Toll Auth Calif	7.043%	04-01-2050 Taxable		344,045
	California St	5.7% 11-01-2021 Taxable			117,137
	California St	7.95 03-01-2036 Taxable			118,531
	California St	7.7% 11-01-2030 Taxable			121,086
	Indiana St Fin Auth Rev	6.596%	02-01-2039 Taxable		956,317
	Los Angeles Cnty Calif Pub Wks	6.091% 08-01-2022 Taxable			469,872
	Metro Wastewtr Reclamation	5.018%	04-01-2020 Taxable		464,365
	Michigan St Univ Revs	6.173%	02-15-2050 Taxable		581,345
	New York St Dorm Auth	5.289%	03-15-2033 Taxable		583,480
	Seminole Cnty Fla Wtr & Swr Rev	6.443%	10-01-2040 Taxable		455,112
	Texas Transn Commn	5.028%	04-01-2026 Taxable		571,575

	Corporate debt instruments
	Acadia Healthcare	5.625%	Due 02-15-2023		496,125
	Aecom	5.75% Due 10-15-2022			721,000
	Aercap Ireland Cap	4.625%	Due 07-01-2022		353,938
	AES Corp	7.375 Due 07-01-2021			495,720
	AES Corp	Fltg Rate Due 06-01-2019/06-01-2015 Reg			91,750
	Aflac Inc	6.45% Due 08-15-2040			613,352
	Air Med Merger	6.375% Due 05-15-2023			400,500
	Alixpartners, Llp	First Liendue 07-22-2022			493,762
	Allflex Hldgs Inc	Term Loan Due 07-19-2021			490,312
	Alliance Data Sys	5.375% Due 08-01-2022			190,500

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Alliance Data Sys Corp6	6.375 Due 04-01-2020		$303,000
	Ally Finl Inc	3.75% Due 11-18-2019		542,437
	Alphabet Hldg Co	7.75% Due 11-01-2017		268,125
	Altice S A	7.75 Due 05-15-2022		180,500
	Amaya Holdings	Term B Loan(2Nd Lien) Due 08-01-2022		169,914
	Amc Networks Inc	7.75 Due 07-15-2021		214,200
	American Express Corp	Fltg Rt Due 09-14-2020		302,560
	Amerigas Fin Corp	Nt 6.75 5-20-2020		607,812
	Ameristar Casinos	7.5% Due 04-15-2021		781,875
	Amern Bldrs	5.625% Due 04-15-2021		506,250
	Amern Bldrs	5.75% Due 12-15-2023		100,750
	Ancestry Com Hldgs LLC	9.625 Due 10-15-2018		359,525
	Anheuser Busch Inbev	4.625 Due 02-01-2044		496,970
	Ardagh Packaging	6.25% Due 01-31-2019		480,000
	Aristocrat Leisure Limited	First Lien Due 10-20-2021		326,591
	Asbury Automotive	0.066% Due 12-15-2024		206,500
	Ashland Inc	Term Loan Secondlien Due 07-31-2022		472,500
	Asurion Llc	Term Loan Due 05-24-2019		476,649
	Atd Fin Corp	10.25 % Due 03-01-2022		425,475
	Atwood Oceanics Inc	6.5 Due 02-01-2020		200,625
	Babson	Nt Cl A-1R Fltg 05-15-2023		497,600
	Banc Amer	Ser 2007-1 CL A1A 1-15-2049		211,677
	Banc Amer	Remic Tr 2010-Uber5 Due 02-17-2051		614,982
	Banc Amer	Remic Tr 2009-Uber2 Coml Mtg Ctf Var 12-24-49		348,425
	Banc Amer	2012-R5 Ltd Nt Cl A 144A 3C7 Var Rt Due 10-03-2039 Beo		345,416
	Banca Monte Dei	3.625% 01/04/2019		654,437
	Banco Santander	6.25%-Var Sub Perp Eur		407,625
	Bank Amer	3.3% Due 01-11-2023		295,298
	Bank Amer	1.75% Due 06-05-2018		596,143
	Bank Amer	2.625% Due 10-19-2020		592,453
	Bank New York	2.6% Due 08-17-2020		401,580
	Barclays Bank Plc	6.5% Fxd Rte Perp Sub Ctg C		220,541
	Barclays Bk Plc	7.625 Due 11-21-2022		683,250
	Barclays Bk Plc	7.625 Due 11-21-2022		455,500
	Bear Stearns	2004-10 Cl I2A5 2.896219% Due 01-25-2035 Beo		193,788
	Belden Inc	5.5 Due 09-01-2022		264,688
	Berry Plastics	5.125% Due 07-15-2023		510,562
	Biz Finance Plc	9.625% 22/04/2022		269,700
	Bldg Matls Corp	5.375% Due 11-15-2024		374,063
	Borgata	Term Ln Due 08-15-2018		158,355
	Brand Energy & Infrastructure	8.5 Due 12-01-2021		344,000

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Ca Res Corp	6% Due 11/15/2024		$114,375
	Cablevision Sys	5.875% Due 09-15-2022		340,000
	Cablevision Sys	Sr Nt 8 Due 04-15-2020		304,200
	California Res Corp	5.5% Due 09-15-2021		63,000
	Calpine Corp	5.5% Due 02-01-2024		176,500
	Calpine Corp	5.75% Due 01-15-2025		176,500
	Calpine Corp	7.875% Due 01-15-2023		282,225
	Cantor Fitzgerald	7.875% Due 10-15-2019		548,755
	Casella Waste Sys Inc	7.75 Due 02-15-2019		496,250
	Cco Hldgs LLC	5.125% Due 02-15-2023		325,406
	Cco Hldgs Llc	5.375% Due 05-01-2025		298,500
	Cco Hldgs LLC	6.625% Due 01-31-2022		579,562
	Celulosa Arauco Y	5% Due 01-21-2021		416,936
	Centurylink Inc	5.8 Due 03-15-2022		229,125
	Cequel Communications Hldgs	Nt 144A 5.125		90,000
	Cequel Communications Hldgs	6.375 Due 09-15-2020		610,937
	CGG SA	6.875% Due 01-15-2022		102,500
	Charter Communications Oper Llc	Term Loan E Due 07-01-2020		476,619
	Chesapeake Energy Corp	Fltg Rate Due 04-15-2019		28,000
	Choice Hotels Intl	5.75% Due 07-01-2022		325,280
	Chs / Cmnty Hlth	5.125% Due 08-01-2021		248,750
	Chs / Cmnty Hlth	6.875% Due 02-01-2022		426,938
	CIFC	Rt Due 08-14-2024		1,100,550
	CIFC	Nt Cl A-1-R 01-19-2023		244,480
	Cit Group Inc	5% Due 08-15-2022		179,704
	Cit Group Inc	5.25% Due 03-15-2018		554,452
	Citigroup Commercial Mortgage Trust Rt 05-14-2017			452,784
	Citigroup Inc	2.65% Due 10-26-2020		99,192
	Citizens	7.125% Due 03-15-2019		424,958
	Clean Hbrs Inc	5.25% Due 08-01-2020		435,540
	Commercial Mtg	Pass Thru Ctf Cl A-4B Due 12-10-2049		239,979
	Commercial Mtg	Passthru Ctf Cl A-4 5.444 Due 03-10-2039		431,379
	Commercial Mtg	3.83 Due 07-10-2046		85,456
	Commscope Hldg Co Inc	6.625 Due 06-01-2020		176,969
	Commscope Inc	5.5% Due 06-15-2024		285,000
	Communications	8.25% Due 10-15-2023		169,000
	Consumers Energy	5.5% Due 08-15-2016		202,227
	Corp Andina De Fomento	3.95% 15/10/2021		217,862
	Corp Financiera De	4.75% Due 07-15-2025		221,625
	Cott Beverages Inc	5.375% Due 07-01-2022		539,000
	CR Agricole SA	8.125 09-19-2033		440,851

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Cr Suisse	6.5 Due 08-08-2023		$215,500
	Cred Agricole SA	6.5% 23/12/2049		447,556
	Cred Suis Gp	3.75% 03-26-2025 03-26-2025		241,821
	Credit Suisse Coml Mtg	Rt Due 01-15-2049		816
	Crestwood Midstream Partners	6% 12-15-2020		294,000
	Crown Castle Intl	5.25% Due 01-15-2023		473,062
	Csc Hldgs Llc	5.25% Due 06-01-2024		175,500
	Csmc Ser	Var Rt Due 09-15-2040		194,268
	Csmc Ser	Var Rt Due 06-10-2049		161,961
	Cwmbs Inc	2004-Hyb2 Cl 6-A Flt Rt Due 07-20-2034 Beo		98,893
	Cyrusone	6.375% Due 11-15-2022		463,500
	Daimler Fin N	Fltg Rt .8362% Due 03-02-2018		593,197
	Dana Hldg Corp	5.5% Due 12-15-2024		145,500
	Dana Hldg Corp	6.75% Due 02-15-2021		333,938
	Darling	5.375% Due 01-15-2022		517,125
	Davita Healthcare Partners	5% 05-01-2025		313,625
	Davita Inc	5.75 Due 08-15-2022		721,000
	Dbubs	Pass Thru Ctf Cl A-2 144A 4.528 07-01-19		419,347
	Dbubs	3.386% Due 07-10-2044		733,112
	Dealer Tire, LLC	Term Loan B First Lien Due 12-22-2021		470,848
	Dish Dbs Corp	5% Due 03-15-2023		130,125
	Dish Dbs Corp	5.875% 11-15-2024		333,750
	Dish Dbs Corp	5.875% Due 07-15-2022		466,250
	Dole Food Co Inc	7.25 Due 05-01-2019		445,500
	Donnelley R R	6% Due 04-01-2024		178,500
	Donnelley R R	6.5% Due 11-15-2023		439,375
	Dynegy Inc	5.875% Due 06-01-2023		421,313
	Dynegy Inc New	7.625% Due 11-01-2024		170,960
	Ecopetrol S A	5.375% Due 06-26-2026		227,618
	Ed Ln Fdg Master Tr-Ii	Asset Backed Nt A-3L 144A 08-25-2028		186,585
	Efs Volunteer	Var Rt Due 10-25-2021		12,957
	Encana Corp	6.5% Due 05-15-2019		389,990
	Endeavor Energy Resource	Sr Nt 7 Due 08-15-2021		356,000
	Ensco Plc	4.7% Due 03-15-2021		80,518
	Entergy Ark Inc	3.75% Due 02-15-2021		312,111
	Entergy Gulf Sts	3.95% Due 10-01-2020		315,912
	Equinix Inc	5.875% Due 01-15-2026		515,000
	Evolution Escr	7.5% Due 03-15-2022		87,000
	Extended Stay Amer	2.9575 Due 12-05-2031 Beo		400,354
	Felcor Lodging Ltd Partnership	5.625 Due 03-01-2023		456,750
	First Data Corp	5.375% Due 08-15-2023		502,500

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Firstenergy Corp	4.25 Due 03-15-2023		$203,478
	Florida Gas Transmission Co	5.45% Due 07-15-2020		530,849
	Ford Mtr Cr Co LLC	1.5 Due 01-17-2017		198,598
	Ford Mtr Cr Co LLC	3.984 Due 06-15-2016		303,330
	Ford Mtr Cr Co LLC	4.207% Due 04-15-2016		403,203
	Fortress Cr Invt	Cl A Fltg 07-17-2023		241,988
	Fortress Cr Invt	Cl A Fltg 07-17-2023		241,988
	Frontier	6.25% Due 09-15-2021		84,750
	Fti Consulting Inc	6% Due 11-15-2022		785,625
	Gannett Co Inc	5.5% Due 09-15-2024/09-08-2014		500,000
	Genesis Energy Lp	6.75% Due 08-01-2022		658,750
	Global Partners Lp/Glp	7.0% Due06-15-2023		410,000
	Goldman Sachs	3.75% Due 05-22-2025		302,000
	Goldman Sachs	3.75% Due 05-22-2025		302,000
	Goldman Sachs Fltg	Fltg Rt 1.712% Due 09-15-2020		400,870
	Goldman Sachs Fltg	Fltg Rt 1.712% Due 09-15-2020		300,653
	Goldman Sachs Fltg	Fltg Rt 1.7786% Due 04-23-2020		801,185
	Goodyear Tire	5.125% Due 11-15-2023		512,500
	Granite Acquisition Inc	Term B Loan (Second Lien) Due 12-19-2022		361,000
	Granite Mtgs	2003-3 Cl 1B Fltg Rate Due 01-20-2044		708,940
	Graphic Packaging	4.875% Due 11-15-2022		480,937
	Gray T.V. Inc	7.5% Due 10-01-2020		924,750
	Grifols Worldwide	5.25% Due 04-01-2022		525,615
	Group 1 Automotive	5.25% Due 12-15-2023		495,000
	GS Mtg	3.849 Due 12-10-2043		43,356
	Gs Mtg	2004-Cw1 Cl Iia-1 6% Due 04-01-2034 Reg		261,094
	Gs Mtg	Passthru Ctf Cl 2A1 Due 11-25-2035		80,089
	GS Mtg	Pass Thru Ctfcl A-2 144A 4.592 10 Aug 2043		644,062
	GS Mtg	Mtg Secs Tr 2010-C2 Var Rt Due 12-10-2043		110,284
	Gs Mtg Secs	2005-Ar6 Cl 1A1Due 09-25-2035 Reg		171,037
	Hallmark Fdg Ltd	2006-1A Cl A1 Fltg 05-21-2021		281,662
	HCA Hldgs Inc	6.25% Due 02-15-2021		475,875
	HCA Hldgs Inc	Sr Nt 7.5 Due 02-15-2022		166,125
	Hca Inc	5.875 Due 05/1/2023		102,500
	Hca Inc	5.875% Due 2/15/2026		276,031
	Hd Supply Inc	7.5 Due 07-15-2020		468,000
	Hertz Corp	6.25 Due 10-15-2022		414,000
	Hertz Corp	7.375% Due 01-15-2021		259,375
	Holly Energy	6.5% Due 03-01-2020		495,000
	Hornbeck Offshore	5.875 Due 04-01-2020		345,000
	HSBC Bank	29/10/18		1,880,057

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	HSBC Fin Corp	6.676% Due 01-15-2021		$2,128,939
	HSBC Fin Corp	Due 06-01-2016		1,018,176
	Hughes Satellite	6.5% Due 06-15-2019		323,250
	Hughes Satellite	7.625% Due 06-15-2021		367,820
	Intelsat Jackson	7.25% Due 04-01-2019		91,750
	Intelsat Jackson Hldgs	7.25 Due10-15-2020/10-15-2015		437,500
	Intesa Sanpaolo S P A	2.375 Due 01-13-2017		501,626
	Intl Lease Fin Corp	6.75 Due 09-01-2016		102,750
	Iron Mountain Inc	5.75 Due 08-15-2024		675,500
	Isle Capri Casinos	8.875 Due 06-15-2020		472,500
	J P Morgan	Fltg Rt 2.575104% Due 06-25-2035		36,833
	J P Morgan Chase Coml Mtg	5.399 Due 05-15-2045		354,048
	J P Morgan Chase Coml Mtg	Ser 2007-L Cl A-3 5.42 01-15-2049		184,823
	J P Morgan Chase Coml Mtg	4.3877 Due 02-15-2046		521,148
	J P Morgan Chase Coml Mtg	3.853 Due 6-15-15		10,976
	J P Morgan Chase Coml Mtg	4.1063 Due 07-15-2046		829,881
	JP Morgan Chase Bank	8.375% 19/03/2024		353,836
	JP Morgan Chase Bank	6.125% Due 17/05/2028		342,958
	JP Morgan Chase Bank	7.0% Due 17/05/2022		300,331
	JP Morgan Chase Bank	3.9% 07-15-2025		412,209
	JP Morgan Chase Bank	2.25% Due 01-23-2020		1,574,050
	Jsc Kazmunaygas	05/05/2020 Usd'Regs'		106,167
	Jupiter Res Inc	8.5 Due 10-01-2022		110,000
	KBC Bank	8% Sub 25/01/2023		437,020
	Kinder Morgan	5.95% Due 02-15-2018		922,767
	Klx Inc	5.875% Due 12-01-2022		475,000
	KVK CLO	CL A 144A 3C7 07-15-2023		438,264
	Lamar Media Corp	5.875 Snr Nt Due 02-01-2022		472,500
	LCM IX	Cl A Fltg 144A Var Rt 07-14-2022		312,441
	Level 3 Fing Inc	7 Due 06-01-2020		783,750
	Level 3 Fing Inc	5.375% Due 08-15-2022		101,500
	Levi Strauss & Co	5% Due 05-01-2025		373,125
	Levi Strauss & Co	6.875 Due 05-01-2022		107,000
	Lifepoint Hospitals Inc	5.5% Due 12-01-2021 Beo		483,312
	Live Nation Entmt	5.375% Due 06-15-2022		443,250
	LLCM	CL AR FLTG RT 10-19-2022		494,850
	Lloyds Banking Gp	7.625% Undated Nts		464,212
	Lloyds Bk Plc	1.75% Due 05-14-2018		149,676
	Lloyds Bk Plc	3.5% Due 05-14-2025		50,164
	Mallinckrodt Intl	4.75% Due 04-15-2023		442,500
	Mauser Industrieverpackungen	Term Loan Due 07-31-2021		528,189

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Mdc Partners Inc	6.75 Due 04-01-2020		$489,250
	Mediacom LLC	7.25 Due 02-15-2022		521,160
	Medtronic Inc	4.625% Due 03-15-2045		412,582
	Merrill Lynch	2004-D Cl A1 09-25-2029 Reg		75,231
	Merrill Lynch	2005-2 Cl 2A Flt Rt Due 10-25-2035		41,189
	Merrill Lynch & Co	6.875% Due 04-25-2018		551,628
	Montefiore Med Ctr	Taxbl Rev Bd 144A Due 05-20-27		517,050
	Moog Inc	5.25% Due 12-01-2022		353,500
	Mph Acquisition Hldgs LLC	6.625 04-01-2022		776,937
	Multi-Color Corp	6.125% Due 12-01-2022		346,500
	Natl Bk Of	3.875% Snr 07/10/2016 Eur		531,543
	Nbty Inc	Sr Nt 9 Due 10-01-2018		273,345
	Neiman Marcus Group Inc	Term Ln Due 10-25-2020		346,017
	Neptune Finco Corp	10.125% Due 01-15-2023		312,750
	Neustar Inc	4.5% Due 01-15-2023		200,250
	Nexstar Broadcasting Inc	6.875 Due 11-15-2020		606,342
	Nissan Mtr Accep Corp	1.95 Due 09-12-2017		400,655
	Noble Sovereign Funding	Fltg Due 09-24-2019 Beo		323,684
	Nordea Bk Ag	6.125% Due 12-29-2049		585,870
	Nortek Inc	8.5% Due 04-15-2021		622,560
	Nrg Energy Inc	6.25% Due 05-01-2024		84,020
	Nrg Energy Inc	7.875% Due 05-15-2021		421,875
	Nrg Energy Inc	8.25% Due 09-01-2020		144,530
	Oasis Pete Inc	7.25 Due 02-01-2019		670,145
	OBP Depositor LLC	4.6462 Due 07-15-2045		538,711
	Onex Wizard Acquisition Company	Term Loan Due 03-11-2022		244,049
	Penske Automotive	5.375% Due 12-01-2024		202,000
	Penske Automotive	5.75% Due 10-01-2022		385,313
	Pinnacle Entmt Inc	8.75% Due 05-15-2020		632,039
	Plastipak Hldgs Inc	6.5% Due 10-01-2021		434,250
	Pride Intl Inc	6.875% Due 08-15-2020		371,402
	Prologis Lp	4.25 Due 08-15-2023		631,317
	Pt Pelabuhan Indo	4.25% Due 05-05-2025		177,670
	Pvtpl 1011778 B C Unlimited Liab	1011778 B C Unlimited Liability		515,000
	Pvtpl Asbury Automotive	6% Due 12-15-2024/10-28-2015 Beo		180,688
	Pvtpl Ashtead Cap	6.5 Due 07-15-2022		521,250
	Pvtpl Banco Santander Chile	Sr Nt Fltg 144A Var Rt Due 01-19-2016		299,700
	Pvtpl Baytex Energy Corp Sr Nt	5.625% Due 06-01-2024/06-06-2014 Beo		335,000
	Pvtpl Beacon Roofing	6.375% Due 10-01-2023		534,844
	Pvtpl Berry Plastics	6% Due 10-15-2022 Beo		101,750
	Pvtpl Bombardier Inc	7.5% Due 03-15-2025		437,500

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl BPCE	4.625 Due 07-11-2024 Beo		$583,727
	Pvtpl Cable One Inc	5.75% Due 06-15-2022 Beo		373,125
	Pvtpl Commscope Technologies	6% Due 06-15-2025/06-11-2015 Beo		264,688
	Pvtpl Coveris Hldgs	7.875% Due 11-01-2019		436,250
	Pvtpl Credit Suisse Group	6.5 Due 08-08-2023 Beo		431,000
	Pvtpl Dufry Fin	Nt 5.5 Due 10-15-2020		520,000
	Pvtpl Endo Fin Llc	5.875% Due 01-15-2023		490,000
	Pvtpl Ferrellgas Fin	6.75% Due 06-15-2023		489,000
	Pvtpl Frontier Communications	11% Due 09-15-2025/09-25-2015 Beo		123,750
	Pvtpl Goodman Fdg Pty Ltd	Nt 144A6.375% Due 11-12-2020 Beo		425,415
	Pvtpl Heinz Hj Co	3.95% Due 07-15-2025/07-02-2015 Beo		706,517
	Pvtpl Ineos Group Hldgs	6.125 Due 08-15-2018 Beo		297,000
	Pvtpl Inmarsat Fin	4.875% Due 05-15-2022/06-04-2014 Beo		536,250
	Pvtpl Intesa Sanpaolo S P A	6.5 2-24-2021		340,288
	Pvtpl Iron Mountain Inc	6% Due 10-01-2020/09-29-2015 Beo		422,000
	Pvtpl Jaguar Hldg Co	6.375% Due 08-01-2023		463,125
	Pvtpl Jll/Delta Dutch	Nt Due 05-01-2020		217,125
	Pvtpl Leaseplan Corp	3 10-23-2017 Reg		501,512
	Pvtpl Level 3 Fing Inc	5.125%Due 05-01-2023/04-28-2015 Beo		99,250
	Pvtpl Mallinckrodt Fin/Sb	5.625% 10-15-2023		332,500
	Pvtpl Mednax Inc	5.25% Due 12-01-2023/12-08-2015		452,250
	Pvtpl Micron Technology	5.25% Due 08-01-2023/02-03-2015		224,375
	Pvtpl N Atlc Drilling Ltd	6.25 Due 02-01-2019		178,500
	Pvtpl Netflix Inc	5.5% Due 02-15-2022		512,500
	Pvtpl New York Life Globalfdg	1.95% 02-11-2020		588,210
	Pvtpl Post Holdings Inc	6.75%Due 12-01-2021/11-18-2013		586,500
	Pvtpl Ppl Energy Supply Llc	6.5% Due 06-01-2025/05-19-2015		214,500
	Pvtpl Pq Corp	8.75% Due 11-01-2018/11-01-2015		485,000
	Pvtpl President & Fellows Harvard	6.5 Due 01-15-2039		827,686
	Pvtpl Prestige Brands Inc	5.375 Due 12-15-2021		552,000
	Pvtpl Quicken Loans	5.75% Due 05-01-2025		476,250
	Pvtpl Seadrill Ltd	5.625 Due 09-15-2017		151,500
	Pvtpl Sensata Technologies	5% Due 10-01-2025		439,875
	Pvtpl Sinclair T.V Group Inc	5.625 Due 08-01-2024/07-23-2014		145,875
	Pvtpl Sirius Xm Radio Inc	5.375% Due 04-15-2025		276,719
	Pvtpl Transdigm Inc	6.5% Due 05-15-2025/05-14-2015		339,063
	Pvtpl Trinidad Drilling Ltd Sr Nt	7.875% Due 01-15-2019/01-15-2015		352,000
	Pvtpl Univision Comm Inc	5.125% Due 05-15-2023		601,562
	Pvtpl Univision Comm Inc	6.75 Due 09-15-2022		103,625
	Pvtpl Usg Corp	5.5% Due 03-01-2025		482,125
	Pvtpl Ziggo Bd	5.875%01-15-2025		463,750

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl1 Nielsen Fin Llc	5 Due 04-15-2022		$444,375
	Qep Res Inc	6.875% Due 03-01-2021		410,000
	Quebecor Media Inc	5.75% Due 01-15-2023		363,708
	Quintiles	4.875% Due 05-15-2023		100,500
	Rabobank Nederland	8.4 Due 29-11-2049		430,874
	Rbscf Tr	Pass Thru Ctf Cl Msci A 144A Var 6-16-2049		236,588
	Rbscf Tr	Pass Thru Ctf Cl Wbcmt A 144A Var Rt 4-16-47		602,135
	Rbssp Resecuritization	2010-1 Cl 2-A1 144A Var 07-26-2045 Beo		276,910
	Renaissance Acquisition Corp	6.875Bds Due 08-15-2021		344,250
	Rent A Ctr Inc	6.625 Due11-15-2020		177,975
	Reynolds Group	5.75 Due 10-15-2020		228,868
	Reynolds Group	9.875 Due 08-15-2019		135,005
	Reynolds Group Issuer Inc	Due 02-15-2021		120,313
	Rice Energy Inc	6.25% Due 05-01-2022		288,000
	Sabine Pass Lng	7.5% Due 11-30-2016		199,000
	Safway Group Hldg	7% Due 05-15-2018		448,875
	Sally Hldgs Llc	5.625% Due 12-01-2025		505,000
	Sanchez Energy	7.75 Due 06-15-2021		91,500
	SBA	5.75 Due 07-15-2020		780,000
	Scientific Games Intl Inc	6.25 Due 09-01-2020 Reg		235,000
	Signode Indl Group US Inc	6.375 Due 05-01-2022		850,000
	Sinclair T.V.	6.125% Due 10-01-2022		736,440
	Sinclair T.V.	5.375% Due 04-01-2021		100,250
	Sirius Xm Radio Inc	6 Due 07-15-2024		679,250
	SLM Corp	6.25 Due 01-25-2016		167,296
	SLM Corp	8.45% Due 06-15-2018		105,250
	Southern Star Cent Corp	5.125% Due 07-15-2022		144,375
	Spectrum Brands Inc	6.375 Due11-15-2020		531,250
	Sprint Corporation	7.25% Due 09-15-2021		207,543
	Sprint Nextel Corp	6 Due 11-15-2022		705,000
	Ssb No	10/03/23 Usd7000		179,000
	State Oil Co	4.75% Bds 13/03/23		170,103
	State Oil Co	6.95% 18/03/2030		176,144
	Statoil Asa	3.125 Due 08-17-2017		615,420
	Std Pac Corp	5.875% Due 11-15-2024		339,625
	Steelriver Transm Co	4.71 Due 06-30-2017		150,115
	Structured Adj Rate Mtg	Adj Rate Mtg Ln Tr Due 11-25-2034		483,104
	Structured Adj Rate Mtg	Adj Rate Mtg Ln Tr Due 11-25-2034		66,567
	Structured Asset Secs Corp	2003-40A Cl 3-A1 Due 01-25-2034		214,456
	Subn Propane	5.5% Due 06-01-2024		201,250
	Subn Propane	7.375% Due 08-01-2021		225,600

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

					(e)
	(b)		(c)	(d)	Current
(a)	Identity of Issuer		Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Summit Matls Llc		6.125% Due 07-15-2023		$541,750
	Surgical Care		6% Due 04-01-2023		414,375
	Sydney Airport Finance		5.125 Due 02-22-2021		433,457
	Tempur Sealy Intl Inc		6.875 Due 12-15-2020		445,187
	Tenet Healthcare		6.75% Due 02-01-2021		475,000
	Tenet Healthcare		8% Due 08-01-2020		100,250
	Tenet Healthcare Corp		5.5% 03-01-2019		94,250
	Tenet Healthcare Fltg		Fltg Rt 4.012% Due 06-15-2020		219,375
	Tenneco Inc		6.875% Due 12-15-2020		481,275
	Terex Corp		6 Due 05-15-2021		552,000
	Tesoro Logistics Lp/Corp		6.25% Due 10-15-2022 Beo		473,750
	Thc Escr Corp		6 Due 10-01-2020		105,250
	Thornburg		Pass Thru Ctf Cl 3A-1 Due 09-25-2037		45,847
	Time Warner Inc		4.9% Due 06-15-2042		376,033
	Times Sqr		Pass Thru Ctf 144A Cl A 5.4 Due 12-13-28		330,991
	T-Mobile USA Inc		6.125 Due 01-15-2022		256,875
	T-Mobile USA Inc		6.375% Due 03-01-2025		252,500
	T-Mobile USA Inc		6.5% Due 01-15-2026		252,373
	T-Mobile USA Inc		6.542% Due 04-28-2020		260,625
	T-Mobile USA Inc		6.731% Due 04-28-2022		182,438
	Toledo Edison Co		7.25% Due 05-01-2020		94,105
	Total CAP		4.45% Due 06-24-2020		430,522
	Townsquare Media		6.5% Due 04-01-2023		457,500
	Tronox Fin LLC		6.375 Due 08-15-2020		105,315
	Twcc Hldg Corp		Term Loan Due 06-26-2020		248,985
	Ubs Ag		4.75% 22/05/2023		304,933
	UBS Ag Jersey		Brh 22/02/2022		313,869
	Unit Corp		6.625% Due 05-15-2021		162,000
	United Rentals North Amer Inc		5.5% Due 07-15-2025		97,000
	United Rentals North Amer Inc		6.125 Due 06-15-2023		306,750
	Univar Usa Inc		6.75% Due 07-15-2023		456,250
	Upcb Fin Iv		75% Due 01-15-2025		801,125
	USI Inc		Term Ln 2013 Due 12-27-2019		467,784
	Venture Vii Cdo Ltd		Var Rt Due 01-20-2022		390,478
	Verizon		4.672% Due 3/15/2055		672,856
	Verizon		5.012% Due 8/21/2054		50,358
	Verizon Communications		5.15 Bds Due 09-15-2023		109,933
	Verizon Communications		6.55 Bds Due 09-15-2043		94,977
	Vibrant Clo		Cl A-1Ar Fltg 144A Var Rt 07-17-2024		498,050
	Viking Cruises Ltd	8.5 Due	10-15-2022		473,750
	Vnesheconombank Via Veb	6.902%	09/07/2020		131,949

(continued)

 MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Voya Clo	Cl Ar Fltg Due 10-15-2022		$297,660
	Voya Clo	Cl A-R Fltg Rt 10-15-2022		199,220
	Vpi Escr Corp	6.375 Due 10-15-2020		482,500
	Vpii Escr Corp	7.5 Due 07-15-2021		99,750
	Vrx Escr Corp	25% Due 04-15-2025		298,988
	Walter Invt Mgmt	7.875% Due 12-15-2021		296,250
	Wells Fargo	2004-Aa Tr Mtg Pthru Ctf Cl A-1 Var 12-25-34 Reg		90,821
	Wells Fargo	2005-Ar12 Tr Cl Ii-A-5 4.322 06-25-2035 Reg		71,017
	Wells Fargo & Co Fltg	Fltg Rt 1.462% Due 12-07-2020		601,504
	West Corp	5.375% Due 07-15-2022		237,188
	Weyerhaeuser Co	7.375% Due 10-01-2019		229,711
	Wideopenwest Fin	10.25% Due 07-15-2019		802,612
	Wind Acqstn Fin	6.5% Due 04-30-2020		418,500
	Wmg Acquisition Corp	6.75 Due 04-15-2022		216,250
	Wmg Acquisition Corp	6% Due 01-15-2021		502,500
	Xpo Logistics Inc	Term Loan Due 10-27-2021		522,375
	Ypf Sociedad Anonima	8.875 12-19-2018		40,450
	Ypf Sociedad Anonima	8.75 Due 4-04-2024 Beo		36,860
	Derivative investments
	Anz Banking Corp Melbourne	Fx Deal Transacted On 29 Dec, 2015 Usd Nzd Ex.Rate 0.684611		3,502
	Anz Banking Corp Melbourne	Fx Deal Transacted On 22 Dec, 2015 Nzd Usd Ex.Rate 1.472140		4,438
	Bank Of America, N.A	Fx Deal Transacted On 18 Dec, 2015 Usd Brl Ex.Rate 0.252908		43
	Bank Of America, N.A	Fx Deal Transacted On 22 Dec, 2015 Brl Usd Ex.Rate 3.988000		2,244
	Bank Of America, N.A	Fx Deal Transacted On 31 Dec, 2015 Usd Brl Ex.Rate 0.256095		3,353
	Bank Of America, N.A	Fx Deal Transacted On 25 Nov, 2015 Usd Twd Ex.Rate 0.030816		11,339
	Bank Of America, N.A	Fx Deal Transacted On 18 Aug, 2015 Usd Brl Ex.Rate 0.253742		20,691
	Bank Of America, N.A	Fx Deal Transacted On 29 Dec, 2015 Usd Eur Ex.Rate 1.099580		73,659
	BNP	Purc Protection on People'Srep Of Chin 12-20-2020 510741025		6,456
	BNP	Purc Protection on People'Srep Of Chin 12-20-2020 513051519		3,673
	BNP	Purc Protection on Russian Fedn 12-20-2020 1516531284		34,555
	BNP	Purc Protection on Russian Fedn 12-20-2020 1517348914		15,297
	BNP	Purc Protection on Russian Fedn 12-20-2020 1517362603		15,112
	BNP	Purc Protection on South Africa Rep 12-20-2020 1517889300		12,832
	BNP	Cash Collateral		10,000
	BNP	Fx Deal Transacted On 22 Dec, 2015 Usd Myr Ex.Rate	0.232261	27
	BNP	Fx Deal Transacted On 08 Dec, 2015 Usd Eur Ex.Rate	1.091097	28
	BNP	Fx Deal Transacted On 14 Dec, 2015 Myr Usd Ex.Rate	4.329998	71
	BNP	Fx Deal Transacted On 18 Dec, 2015 Usd Brl Ex.Rate 0.253176		411
	BNP	Fx Deal Transacted On 22 Dec, 2015 Usd Idr Ex.Rate 0.000072		510
	BNP	Fx Deal Transacted On 30 Dec, 2015 Usd Brl Ex.Rate 0.254991		565

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	BNP	Fx Deal Transacted On 30 Nov, 2015 Usd Brl Ex.Rate 0.253832		$638
	BNP	Fx Deal Transacted On 23 Nov, 2015 Huf Usd Ex.Rate 294.012808		830
	BNP	Fx Deal Transacted On 18 Nov, 2015 Php Usd Ex.Rate 47.420000		899
	BNP	Fx Deal Transacted On 10 Dec, 2015 Usd Zar Ex.Rate 0.064746		977
	BNP	Fx Deal Transacted On 30 Nov, 2015 Usd Myr Ex.Rate 0.234879		1,023
	BNP	Fx Deal Transacted On 30 Nov, 2015 Pln Usd Ex.Rate 4.046700		1,090
	BNP	Fx Deal Transacted On 11 Dec, 2015 Cop Usd Ex.Rate 3286.053316		1,111
	BNP	Fx Deal Transacted On 14 Dec, 2015 Idr Usd Ex.Rate 14288.001590		1,181
	BNP	Fx Deal Transacted On 10 Dec, 2015 Usd Zar Ex.Rate 0.064931		1,524
	BNP	Fx Deal Transacted On 24 Nov, 2015 Huf Usd Ex.Rate 293.053103		1,563
	BNP	Fx Deal Transacted On 18 Nov, 2015 Usd Twd Ex.Rate 0.030455		1,891
	BNP	Fx Deal Transacted On 15 Dec, 2015 Usd Zar Ex.Rate 0.066609		2,345
	BNP	Fx Deal Transacted On 19 Nov, 2015 Usd Huf Ex.Rate 0.003445		2,649
	BNP	Fx Deal Transacted On 23 Nov, 2015 Huf Usd Ex.Rate 293.992803		3,120
	BNP	Fx Deal Transacted On 17 Nov, 2015 Thb Usd Ex.Rate 36.130000		3,483
	BNP	Fx Deal Transacted On 15 Dec, 2015 Usd Zar Ex.Rate 0.066608		3,525
	BNP	Fx Deal Transacted On 01 Dec, 2015 Huf Usd Ex.Rate 293.260000		3,536
	BNP	Fx Deal Transacted On 15 Dec, 2015 Usd Zar Ex.Rate 0.066281		3,765
	BNP	Fx Deal Transacted On 30 Nov, 2015 Huf Usd Ex.Rate 293.770000		3,837
	BNP	Fx Deal Transacted On 10 Dec, 2015 Usd Zar Ex.Rate 0.065914		3,958
	BNP	Fx Deal Transacted On 10 Dec, 2015 Usd Zar Ex.Rate 0.065937		4,012
	BNP	Fx Deal Transacted On 10 Dec, 2015 Usd Zar Ex.Rate 0.065992		4,141
	BNP	Fx Deal Transacted On 22 Dec, 2015 Usd Clp Ex.Rate 0.001436		4,703
	BNP	Fx Deal Transacted On 10 Dec, 2015 Usd Zar Ex.Rate 0.066261		4,767
	BNP	Fx Deal Transacted On 17 Nov, 2015 Inr Usd Ex.Rate 66.740000		4,778
	BNP	Fx Deal Transacted On 25 Nov, 2015 Usd Brl Ex.Rate 0.240952		5,100
	BNP	Fx Deal Transacted On 15 Dec, 2015 Usd Zar Ex.Rate 0.066337		5,173
	BNP	Fx Deal Transacted On 18 Nov, 2015 Usd Krw Ex.Rate 0.000852		5,733
	BNP	Fx Deal Transacted On 03 Dec, 2015 Usd Brl Ex.Rate 0.230276		5,847
	BNP	Fx Deal Transacted On 18 Nov, 2015 Clp Usd Ex.Rate 715.195999		6,079
	BNP	Fx Deal Transacted On 19 Nov, 2015 Pln Usd Ex.Rate 3.979595		6,570
	BNP	Fx Deal Transacted On 25 Nov, 2015 Usd Brl Ex.Rate 0.260457		8,664
	BNP	Fx Deal Transacted On 25 Nov, 2015 Usd Brl Ex.Rate 0.262618		8,897
	BNP	Fx Deal Transacted On 19 Nov, 2015 Clp Usd Ex.Rate 719.749998		11,934
	BNP	Fx Deal Transacted On 09 Dec, 2015 Cop Usd Ex.Rate 3285.000000		15,388
	BNP	Fx Deal Transacted On 04 Dec, 2015 Usd Brl Ex.Rate 0.265160		16,008
	BNP	Fx Deal Transacted On 19 Nov, 2015 Usd Mxn Ex.Rate 0.059789		22,501
	BNP	Fx Deal Transacted On 18 Nov, 2015 Myr Usd Ex.Rate 4.396499		30,561
	BNP	Fx Deal Transacted On 29 Dec, 2015 Usd Brl Ex.Rate 0.257042		57,535
	BNP	Fx Deal Transacted On 25 Nov, 2015 Usd Brl Ex.Rate 0.262563		110,039
	CFBUS	6M Libor/R 1.6% 31/12/2016 Swu00Bja1		247,424

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	CFBUS	3M Libor/R 2.25% 12/16/2022 Swu00D991		$41,285
	CFBUS	3M Libor/R 2.75% 12/14/2046 Swu00Fgb3		2,096
	CFBUS	2.25%/R 3M Libor 06/15/2026 Swu00Fab9		2,017
	Citibank N.A.	Fx Deal Transacted On 25 Nov, 2015 Usd Brl Ex.Rate 0.242283		4,612
	Citibank N.A.	Fx Deal Transacted On 15 Jun, 2015 Usd Brl Ex.Rate 0.300021		7,616
	Citibank N.A.	Fx Deal Transacted On 20 Nov, 2015 Usd Gbp Ex.Rate 1.528642		8,300
	Citibank N.A.	Fx Deal Transacted On 03 Dec, 2015 Usd Gbp Ex.Rate 1.492791		8,947
	Citibank N.A.	Fx Deal Transacted On 11 Dec, 2015 Usd Brl Ex.Rate 0.241826		18,604
	Citibank N.A.	Fx Deal Transacted On 22 Dec, 2015 Usd Gbp Ex.Rate 1.484091		31,316
	Citibank N.A.	Fx Deal Transacted On 12 Jun, 2015 Usd Brl Ex.Rate 0.299383		37,789
	CSFBUS	Sell Protection on CDX		11,303
	CSFBUS	Sell Protection on CDX		73,300
	Deutsche Bank	Cash Collateral		340,000
	Deutsche Bank Ag	Fx Deal Transacted On 23 Nov, 2015 Usd Krw Ex.Rate 0.000861		48
	Deutsche Bank Ag	Fx Deal Transacted On 27 Nov, 2015 Usd Brl Ex.Rate 0.237092		2,426
	Deutsche Bank Ag	Fx Deal Transacted On 15 Dec, 2015 Usd Brl Ex.Rate 0.255199		2,473
	Deutsche Bank Ag	Fx Deal Transacted On 31 Dec, 2015 Usd Brl Ex.Rate 0.256095		3,832
	Deutsche Bank Ag	Fx Deal Transacted On 03 Dec, 2015 Usd Brl Ex.Rate 0.229764		5,283
	Deutsche Bank Ag	Fx Deal Transacted On 25 Nov, 2015 Usd Gbp Ex.Rate 1.507505		104,499
	Goldman Sachs	Sell Protection on GS		3,369
	Goldman Sachs Bank Usa.	Fx Deal Transacted On 04 Dec, 2015 Usd Brl Ex.Rate 0.263921		236
	Goldman Sachs Bank Usa.	Fx Deal Transacted On 07 Dec, 2015 Usd Brl Ex.Rate 0.233950		19,776
	Goldman Sachs Bank Usa.	Fx Deal Transacted On 10 Dec, 2015 Usd Mxn Ex.Rate 0.058317		24,685
	HSBC	Cash Collateral		260,000
	Hsbc Bank Plc	Fx Deal Transacted On 30 Dec, 2015 Usd Pln Ex.Rate 0.257367		2,403
	Hsbc Bank Plc	Fx Deal Transacted On 18 Nov, 2015 Usd Cny Ex.Rate 0.154870		18,265
	Hsbc Bank Usa, N.A.	Fx Deal Transacted On 18 Dec, 2015 Usd Brl Ex.Rate 0.255297		417
	IRS	CSFPGB2L 6M 3.4%/3MLIBOR		9,977
	IRS	GSCMUS33 6M .95%/3MLIBOR		6
	IRS	GSCMUS33 6M 1.5%/3MLIBOR		500
	IRS	NGFPUS33 6M 1.5%/3MLIBOR		588
	IRS	12.6045%/1Dbzdio Midlgb22 04/01/2021 506029660		45,111
	IRS	2.3%/Cnrr0 Bnpagb22 20/10/2020 1512943085		5,272
	IRS	1.86%/6Mwibor Bnpagb22 27/10/2020 1513655237		4,619
	IRS	6M 2.8725%/3Mlibor Bnpagb22 12/11/2025 1514754714		205,501
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 30 Nov, 2015 Jpy Usd Ex.Rate 122.958300		230
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 06 Oct, 2015 Usd Krw Ex.Rate 0.000853		990
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 23 Nov, 2015 Usd Krw Ex.Rate 0.000861		3,003
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 24 Nov, 2015 Usd Cnh Ex.Rate 0.154440		4,672
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 22 Dec, 2015 Jpy Usd Ex.Rate 121.006200		5,061
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 27 Nov, 2015 Usd Brl Ex.Rate 0.241545		5,397

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

					(e)
	(b)	(c)		(d)	Current
(a)	Identity of Issuer	Description of Investment		Cost**	Value
	Derivative investments (continued)
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 03 Dec, 2015 Usd Brl Ex.Rate 0.258124			$7,022
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 11 Nov, 2015 Nzd Usd Ex.Rate 1.533643			10,054
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 09 Nov, 2015 Jpy Usd Ex.Rate 123.054429			17,118
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 19 Aug, 2015 Usd Brl Ex.Rate 0.252652			17,520
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 07 Dec, 2015 Usd Brl Ex.Rate 0.235238			21,582
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 05 Mar, 2015 Usd Brl Ex.Rate 0.299940			107,942
	MIDL	Purc Protection on South Africa Rep 12-20-2020 1517343330			20,017
*	Morgan Stanley	Cash Collateral			260,000
	RPI	.32%/Eur Cpi X-Tob Deutgb2L 15/08/2017 Swu09Px98			710
	RPI	3.14% Gscmus33 14/01/2030Swu09Rt08			6,371
	RPI	3.19% Citius33 15/04/2030Swu015W42			2,730
	RPI	3.275% Citius33 15/09/2030 Swu09Hg61			2,220
	RPI	3.32% Gscmus33 15/05/2030Swu028W60			14,250
	RPI	3.325% Barcgb33 15/08/2030 Swu09Wx69			9,662
	RPI	3.325% Citius33 15/08/2030 Swu09Wx85			14,492
	RPI	3.325% Gscmus33 15/08/2030 Swu09Wx51			4,831
	RPI	3.325% Gscmus33 15/08/2030 Swu09Wx51			4,831
	RPI	3.335% Csfpgb2L 15/04/2035 Swu019E10			314
	RPI	3.35% Barcgb33 15/05/2030Swu028X93			21,806
	RPI	3.35% Citius33 15/05/2030Swu028W29			8,722
	RPI	3.3575% Gscmus33 15/04/2035 Swu019E28			1,158
	RPI	3.4% Bnpafrpp 15/06/2030 Swu025F16			5,038
	RPI	3.4% Gscmus33 15/06/2030 Swu025G15			5,038
	RPI	1.01%/Us Cpi Bofaus6Ngfx 10-16-2017 Swu0Am602			242
	RPI	1.73%/Us Cpi Bofaus6Ngfx 08-26-2025 Swu0Am446			606
	Scblgb2L	Fx Deal Transacted On 25 Sep, 2015 Usd Cny Ex.Rate 0.151722			6,116
	Scblgb2L	Fx Deal Transacted On 29 Oct, 2015 Usd Cny Ex.Rate 0.153162			11,515
	Standard Chartered Bank	Fx Deal Transacted On 25 Nov, 2015 Usd Sgd Ex.Rate 0.710302			6,266
	TD Securities	Cash Collateral			270,000
	Toronto Dominion Bank, The	Fx Deal Transacted On 31 Dec, 2015 Usd Brl Ex.Rate	0.256095		3,962
	Toronto Dominion Bank, The	Fx Deal Transacted On 03 Dec, 2015 Usd Brl Ex.Rate	0.228623		4,761
	UBS Securities	Cash Collateral			284,000
	Deutsche Bank Ag	Fx Deal Transacted On 29 Dec, 2015 Usd Hkd Ex.Rate	0.129031		2
	Bnp Paribas Paris	Fx Deal Transacted On 23 Dec, 2015 Usd Myr Ex.Rate	0.232234		13
	JP Morgan Chase Bank, N.A.	Fx Deal Transacted On 30 Nov, 2015 Jpy Usd Ex.Rate	122.958300		113
	Deutsche Bank Ag	Fx Deal Transacted On 30 Dec, 2015 Jpy Usd Ex.Rate	120.542384		250

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2015

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Collective trust funds
*	BNY Mellon	Mellon S&P 500 Index Non-Lendable Fund; 3,737,815 shares		$800,303,621
*	Blackrock	MSCI ACWI Ex-US Index Non-Lendable Fund; 6,230,709 shares		126,637,295
*	Blackrock	Extended Equity Market Lendable Fund; 3,757,552 shares		178,276,328
*	Blackrock	Lifepath Index 2020 Non-Lendable Fund; 7,167,011 shares		95,807,895
*	Blackrock	Lifepath Index 2060 Non-Lendable Fund; 623,467 shares		5,877,865
*	Blackrock	Lifepath Index 2025 Non-Lendable Fund; 9,316,891 shares		124,932,062
*	Blackrock	Lifepath Index 2030 Non-Lendable Fund; 9,925,100 shares		132,745,235
*	Blackrock	Lifepath Index 2035 Non-Lendable Fund; 15,636,757 shares		208,520,850
*	Blackrock	Lifepath Index 2040 Non-Lendable Fund; 7,980,493 shares		105,965,790
*	Blackrock	Lifepath Index 2045 Non-Lendable Fund; 7,155,973 shares		94,591,950
*	Blackrock	Lifepath Index 2050 Non-Lendable Fund; 5,883,907.38 shares		78,713,148
*	Blackrock	Lifepath Index 2055 Non-Lendable Fund; 3,237,813 shares		51,875,276
*	Blackrock	Lifepath Index Retirement Non-Lendable Fund; 10,778,908.78 shares		149,277,108
*	Blackrock	US Debt Index Non-Lendable Fund; 7,450,323.18 shares		99,719,596
*	Northern Trust	Short Term Investment Fund		1,550,601
*	Northern Trust	Short Term Investment Fund		3,049,972
*	Northern Trust	Short Term Investment Fund		9,353,868
*	Systematic	Short Term Investment Fund		771,190
	Participant-directed investments at fair value			$7,776,317,719
*	Various Participants	Participant Loans (secured by account, rates ranging from		$98,791,764
		4.25% to 10.50% with maturity dates ranging from 2016 to 2030)

*	Party-in-interest

**	Cost information is not required for Participant-directed investments and therefore is not included.

See Report of Independent Registered Public Accounting Firm

(concluded)